AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY _3_, 2006

REGISTRATION NO. 333-133651

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ENERTECK CORPORATION
(Exact name of Small Business Issuer in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2890 (Primary Standard Industrial Classification Code Number)	47-0929885 (I.R.S. employer identification number)

10701 Corporate Drive, Suite 150 Stafford, Texas 77477 (281) 240-1787 (Address of Principal Place of Business or Intended Principal Place of Business)

Dwaine Reese
Chief Executive Officer
10701 Corporate Drive, Suite 150
Stafford, Texas 77477
(281) 240-1787
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David M. Kaye, Esq.
Danzig Kaye Cooper Fiore & Kay, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
(973) 443-0600
(973) 443-0609 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________________________

Title of Each Class of Securities to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, issued and outstanding(1)	2,460,000	$1.93	$4,747,800	$508.02 (3)
Common Stock, $0.001 par value per share, issuable under warrants (1)	4,426,650	$1.93	$8,543,435	$914.15 (3)
Total	6,886,650			$1,422.17 (3)
_____________________________________________________________________________________________
_________________________
(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the bid and asked price as reported on the OTCBB on April 24, 2006.
(3) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY __, 2006

PROSPECTUS

6,886,650 SHARES

ENERTECK CORPORATION

COMMON STOCK

This prospectus relates to an aggregate of up to 6,886,650 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. The shares consist of 2,460,000 shares of our common stock held by certain of the selling stockholders and 4,426,650 shares underlying warrants held by certain of the selling stockholders. We will not receive any proceeds from the sale of the shares by these selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “we,” “us” or “our” refer to EnerTeck Corporation and its consolidated subsidiary.

Prices of our common stock are quoted on the OTC Bulletin Board under the symbol “ETCK”. The last reported bid and asked prices per share of our common stock, as reported by the OTCBB on June 30, 2006 , was $1.80 and $1.95 respectively.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July    , 2006.

TABLE OF CONTENTS

Prospectus Summary............................................................................................................	1
Notice about Forward Looking Statements........................................................................	2
Risk Factors	2
Market for Common Equity and Related Stockholder Matters.........................................	6
Business................................................................................................................................	8
Legal Proceedings................................................................................................................	16
Description of Property.......................................................................................................	16
Management’s Discussion and Analysis of Financial Condition and Results of Operations............................................................................................................................	16
Management........................................................................................................................	21
Executive Compensation.....................................................................................................	23
Certain Relationships and Related Transactions................................................................	24
Security Ownership of Certain Beneficial Owners and Management...............................	26
Description of Securities.....................................................................................................	27
Indemnification for Securities Act Liabilities……………………………………………	27
Plan of Distribution………………………………………………………………………	28
Selling Stockholders............................................................................................................	29
Legal Matters.......................................................................................................................	32
Experts.................................................................................................................................	32
Available Information.........................................................................................................	32
Financial Statements...........................................................................................................	F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

About Us

Enerteck Corporation (the “Company” or “EnerTeck Parent”) was incorporated under the laws of the State of Washington on July 30, 1935 under the name of Gold Bond Mining Company for the purpose of acquiring, exploring, and developing precious metal mines and, if warranted, the mining of precious metals. We subsequently changed our name to Gold Bond Resources, Inc. in July 2000. On January 9, 2003, we acquired EnerTeck Chemical Corp. (“EnerTeck Sub”) as our wholly owned operating subsidiary. For a number of years prior to our acquisition of EnerTeck Sub, we were an inactive, public “shell” corporation seeking to merge with or acquire an active, private company. As a result of the acquisition, we are now acting as a holding company, with EnerTeck Sub as our only operating business. Subsequent to this transaction, on November 24, 2003, we changed our domicile from the State of Washington to the State of Delaware, changed our name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one from 10 reverse common stock split.

EnerTeck Sub, our wholly owned operating subsidiary, was incorporated in the State of Texas on November 29, 2000. It was formed for the purpose of commercializing a diesel fuel specific combustion catalyst known as EnerBurn (TM), as well as other combustion enhancement and emission reduction technologies. Nalco/Exxon Energy Chemicals, L.P. (“Nalco/Exxon L.P.”), a joint venture between Nalco Chemical Corporation and Exxon Corporation commercially introduced EnerBurn in 1998. When Nalco/Exxon L.P. went through an ownership change in 2000, our founder, Dwaine Reese, formed EnerTeck Sub. It acquired the EnerBurn trademark and related assets and took over the Nalco/Exxon L.P. relationship with the EnerBurn formulator and blender, and its supplier, Ruby Cat Technology, LLC (“Ruby Cat”).

We, through our wholly owned subsidiary, specialize in the sales and marketing of a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(TM). We utilize a sales process that includes detailed proprietary customer fleet monitoring protocols in on-road applications that quantify data and assists in managing certain internal combustion diesel engine operating results while utilizing EnerBurn. Test data prepared by Southwest Research Institute and actual customer usage has indicated that the use of EnerBurn in diesel engines improves fuel economy, lowers smoke, and decreases engine wear and the dangerous emissions of both Nitrogen Oxide (NOx) and microscopic airborne solid matter (particulates). Our principal target markets are the trucking, railroad and maritime shipping industries. Each of these industries share certain common financial characteristics, i.e. (i) diesel fuel represents a disproportionate share of operating costs; and (ii) relatively small operating margins are prevalent. Considering these factors, management believes that the use of EnerBurn and the corresponding derived savings in diesel fuel costs can positively effect the operating margins of its customers while contributing to a cleaner environment.

Our corporate address is 10701 Corporate Drive, Suite 150, Stafford, Texas 77477. Our telephone number is (281) 240-1787.

Summary of the Offering

Common stock offered by the Company:	None
Common stock offered by selling stockholders:	6,886,650 shares. Of this number, 4,436,650 shares are issuable upon exercise of warrants, of which 10,000 have been exercised to date.
Capital stock outstanding:	As of the date hereof, we had outstanding 16,511,359 shares of common stock; and warrants to purchase 4,426,650 shares of common stock.
Proceeds to the Company:

We will not receive proceeds from the resale of shares by the selling stockholders. We may, however, receive proceeds in the event some or all of the warrants held by the selling stockholders are exercised for cash.

OCT Bulletin Board Symbol:	ETCK

We are registering for resale common stock issued or issuable as follows:

•	2,450,000 shares issued to a private placement investor in December 2005 and 1,000,000 shares issuable upon exercise of warrants issued to such investor.

•	3,436,650 shares issued or issuable to other warrant holders of which 10,000 have been exercised to date.

NOTICE ABOUT FORWARD LOOKING STATEMENTS

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “intend,” “plans”, and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends which may affect our future plans of operations, business strategy, operating results and financial position. Forward looking statements in this prospectus include without limitation statements relating to trends affecting our financial condition or results of operations, our business and growth strategies and our financing plans.

Such statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors include, among other things the conditions of the markets for live events, broadcast television, cable television, Internet, entertainment, professional sports, and licensed merchandise; acceptance of our brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this prospectus, before deciding to buy our securities.

Business and Financial Risks

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE AND WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES AND OUR FINANCIAL RESULTS. For the years ended December 31, 2005 and 2004, we generated revenues of only $48,000 and $179,000, respectively, and incurred net losses of $12,960,000 and $1,863,000, respectively. Our failure to increase our revenues significantly or improve our gross margins will harm our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. If we are unable to sell our products at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

    OUR CHANCES FOR SUCCESS ARE REDUCED BECAUSE WE ARE AN EARLY STAGE COMPANY WITH REGARD TO OUR NEW BUSINESS OPERATION. In recent years we were inactive and had not generated revenues until we acquired EnerTeck Sub on January 9, 2003. Furthermore, EnerTeck Sub was only formed in November 2000 and has a limited operating history. Accordingly, we are subject to all the risks and challenges associated with the operation of a new enterprise, including inexperience, lack of a track record, difficulty in entering the targeted market place, competition from more established businesses with greater financial resources and experience, an inability to attract and retain qualified personnel (including, most importantly, sales and marketing personnel) and a need for additional capital to finance our marketing efforts and intended growth. We cannot assure you that we will be successful in overcoming these and other risks and challenges that we face as a new business enterprise.

THE ENERBURN TECHNOLOGY HAS NOT GAINED MARKET ACCEPTANCE, NOR DO WE KNOW WHETHER A MARKET WILL DEVELOP FOR IT IN THE FORESEEABLE FUTURE TO GENERATE ANY MEANINGFUL REVENUES. The EnerBurn technology has received only limited market acceptance. This technology is a relatively new product to the market place and we have not generated any significant sales. Although ever growing concerns and regulation regarding the environment and pollution has increased interest in environmentally friendly products generally, the engine treatment and fuel additive market remains an evolving market. The EnerBurn technology competes with more established companies such as Lubrizol Corporation, Chevron Oronite Company (a subsidiary of Chevron Corporation), Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation, as well as other companies whose products or services alter, modify or adapt diesel engines to increase their fuel efficiency and reduce pollutants. Acceptance of EnerBurn as an alternative to such traditional products and/or services depend upon a number of factors including:

•	favorable pricing vis a vis projected savings from increased fuel efficiency
•	the ability to establish the reliability of EnerBurn products relative to available fleet data
•	public perception of the product

For these reasons, we are uncertain whether our technology will gain acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce any meaningful revenue or earnings. Our future success depends upon customers’ demand for our products in sufficient amounts.

OUR TECHNOLOGY MAY BE ADVERSELY AFFECTED BY FUTURE TECHNOLOGICAL CHANGES AND ENVIRONMENTAL REGULATORY REQUIREMENTS. Although diesel engines are now being manufactured that have reduced dangerous emissions, this has not satisfied governmental regulators and legislators. We believe that diesel engines themselves may soon be required to adhere to stringent guidelines that produce nearly zero tailpipe emissions. Research in this area is currently being sponsored by governmental agencies, major engine companies, truck manufacturers, automobile makers, catalyst producers, oil refining companies and their technology suppliers. If such research is successful, it could eventually reduce the need for diesel fuel additives such as EnerBurn as they relate to pollution control.

SINCE WE MARKET A RANGE OF PRODUCTS WITHIN ONLY ONE PRODUCT LINE, WE ARE ENTIRELY DEPENDENT UPON THE ACCEPTANCE OF ENERBURN IN THE MARKET PLACE FOR OUR SUCCESS. Our business operations are not diversified. If we do not generate sufficient sales of the EnerBurn product, we will not be successful, and unlikely to be able to continue in business. We cannot assure you that we will be able to develop other product lines to hedge against our dependency on EnerBurn, or if our EnerBurn sales will be sufficient for us to generate revenue or be profitable.

WE HAVE NOT DEVELOPED ANY EFFECTIVE DISTRIBUTION CHANNELS FOR OUR PRODUCT WHICH ARE NECESSARY TO GENERATE REVENUE. We market our product through in-house sales personnel, independent sales consultants and through exclusive and non-exclusive arrangements known as agency agreements. In most instances, we utilize proof of performance demonstrations as part of our sales process. This process is the gathering of historical fleet data during a trial period when EnerBurn was not used and comparing it with data over a similar period when EnerBurn was used. In addition, our future marketing plans include:

•	establishing of product brand recognition through customers with large trucking, railroad and maritime fleets
•	active participation in industry trade shows
•	public relations efforts directed at target market trade press

Our success will depend upon our marketing efforts effectively generating sales. While we have commenced this marketing effort, we have not developed any effective distribution channels and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

OUR SALES PROCESS IS COSTLY AND TIME CONSUMING WHICH DECREASES OUR ABILITY TO EFFECT SALES. In order to effect EnerBurn sales, we must prove to a potential customer that the use of our product is specifically beneficial to and cost effective for that potential customer. We accomplish this by conducting proof of performance demonstrations. Our supplier, our sales agent and/or we bear the cost to provide the personnel to do the monitoring and analyzing of compiled data. However, the potential customer must bear the cost of the EnerBurn and equipment used during the trial period. We cannot assure you that we will be able to convince potential customers to undertake this expense and effect a significant number of sales. Furthermore, we cannot assure you that the results of a specific proof of performance demonstration will prove that the use of EnerBurn will be beneficial to that specific potential customer, or if beneficial, that the potential customer will purchase EnerBurn. If, after conducting the proof of performance demonstration, the potential customer does not purchase our product, we will have wasted the time and the cost of providing personnel to the proof of performance demonstration.

WE FACE INTENSE COMPETITION AND MAY NOT HAVE THE FINANCIAL AND HUMAN RESOURCES NECESSARY TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES WHICH MAY RESULT IN OUR TECHNOLOGY BECOMING OBSOLETE. The diesel fuel additive business and related anti-pollutant businesses are subject to rapid technological change, especially due to environmental protection regulations, and subject to intense competition. We compete with both established companies and a significant number of startup enterprises. We face competition from producers and/or distributors of other diesel fuel additives (such as Lubrizol Corporation, Chevron Oronite Company, Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation), from producers of alternative mechanical technologies (such as Algae-X International, Dieselcraft, Emission Controls Corp. and JAMS Turbo, Inc.) and from alternative fuels (such as bio-diesel fuel and liquefied natural gas) all targeting the same markets and claiming increased fuel economy, and/or a decrease in toxic emissions and/or a reduction in engine wear. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we cannot keep up with these advances in a timely manner, we will be unable to compete in our chosen markets.

THE COMPANY NEEDS TO MAINTAIN ENERBURN’S EPA REGISTRATIONS. In accordance with the regulations promulgated under the US Clean Air Act, manufacturers (including importers) of gasoline, diesel fuel and additives for gasoline or diesel fuel, are required to have their products registered with the EPA prior to their introduction into the market place. Currently, EnerBurn products have two such registrations (EPA # 5805A and 5931A). However, unforeseen future changes to the registration requirements may be made, and these products, or either one of them, may not be able to qualify for registration under such new requirements. The loss of the EPA registrations or restrictions on the current registrations could have an adverse affect on our business and plan of operation.

The blender, formulator and supplier of EnerBurn, Ruby Cat, has registered these products with the US Environmental Protection Agency. The registrations permit us, pursuant to our sales arrangement with Ruby Cat, to sell EnerBurn for domestic on-road and off-road use. In addition, we currently sell our product outside of the United States and intend to further expand our sales efforts internationally. EnerBurn is registered in the United States only, and we are considering its registration in other countries. Further testing could be needed in these or other countries. We cannot assure you that EnerBurn will pass any future testing that may be required. The failure of EnerBurn to obtain registration in countries or areas where we would like to market it, could have a materially adverse effect on our business and plan of operation.

FAILURE TO PROPERLY MANAGE OUR POTENTIAL GROWTH POTENTIAL WOULD BE DETRIMENTAL TO HOLDERS OF OUR SECURITIES. Since we have limited operating history, any significant growth will place considerable strain on our financial resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employees and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND NEED ADDITIONAL MARKETING AND TECHNICAL PERSONNEL TO SUCCESSFULLY MARKET OUR PRODUCT. WE CAN NOT ASSURE YOU THAT WE WILL BE ABLE TO RETAIN OR ATTRACT SUCH PERSONS. Since we are a small company, a loss of one or both of our current officers would severely and negatively impact our operations. To implement our business plan, we will need additional marketing and technical personnel to successfully market our product. The market for such persons remains competitive and our limited financial resources may make it more difficult for us to recruit and retain qualified persons.

WE HAVE ONLY ONE SUPPLIER WITH WHOM WE HAVE NO WRITTEN AGREEMENTAND WE ARE DEPENDENT UPON IT TO PROVIDE US WITH THE ENERBURN PRODUCT THAT WE MARKET ON AN EXCLUSIVE BASIS. Presently, one supplier, Ruby Cat, provides us our entire EnerBurn product line. If it were not able to provide us with sufficient quantities of the product, or not provide us the product at all (for any reason), our business could be adversely effected. Although we have identified alternate suppliers of the product, we cannot assure you that the replacement products will be comparable in quality, or that we will be able to contract with these alternate suppliers on terms acceptable to us.

In addition, we are dependent upon Ruby Cat for statistical analysis of fleet data gathered from customers and potential customers in on-road use applications in the United States. This data is important in that it serves to demonstrate our products’ proof of performance to customers and potential customers. If this service were not supplied to us, our sales efforts and ability to maintain existing customers could be negatively effected. Although we believe that we can find a replacement provider of such services to adequately analyze the data, we cannot assure you that we can be successful in retaining such a provider on reasonably acceptable terms to us.

Our written sales agreement with Ruby Cat expired on December 31, 2003, and we currently only have an informal exclusive arrangement with this supplier. Although we have had discussions with Ruby Cat about entering a new written agreement, no assurance can be given that we can reach an agreement acceptable to both parties. If we were to lose this exclusivity, it may have a material adverse effect on our business and planned operations.

Risks Related To Our Common Stock

WE HAVE ISSUED A SUBSTANTIAL NUMBER OF WARRANTS TO PURCHASE OUR COMMON STOCK WHICH WILL RESULT IN SUBSTANTIAL DILUTION TO THE OWNERSHIP INTERESTS OF OUR EXISTING SHAREHOLDERS.  As of the date hereof, we had 16,511,359 shares of common stock outstanding. Up to an additional 4,426,650 shares are issuable upon the exercise of the warrants currently outstanding. The exercise of all of these warrants substantially dilute the ownership interests of our existing shareholders.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE. We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

THE TRADING PRICE OF OUR COMMON STOCK MAY BE VOLATILE. The trading price of our shares has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this report as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the market place, and other events or factors. Although we believe that approximately 19 registered broker dealers currently make a market in our common stock, we cannot assure you that any of these firms will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future trading price of our common stock.

OUR STOCK PRICE MAY EXPERIENCE VOLATILITY. The market price of the common stock, which currently is listed in the OTC Bulletin Board, has, in the past, fluctuated over time and may in the future be volatile. The Company believes that there are a small number of market makers that make a market in the Company’s common stock. The actions of any of these market makers could substantially impact the volatility of the Company’s common stock.

POTENTIAL FUTURE SALES PURSUANT TO RULE 144. Many of the shares of Common Stock presently held by management and others are “restricted securities” as that term is defined in Rule 144, promulgated under the Securities Act. Under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may, under certain circumstances sell within any three-month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. Such holding periods have already been satisfied in many instances. Therefore, actual sales or the prospect of sales of such shares under Rule 144 in the future may depress the prices of the Company’s securities.

OUR COMMON STOCK IS A PENNY STOCK. Our Common Stock is classified as a penny Stock, which is traded on the OTCBB. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock. In addition, the “penny stock” rules adopted by the Securities and Exchange Commission subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may result in the limitation of the number of potential purchasers of the shares of the Common Stock. In addition, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market of the Company’s Common Stock.

LIMITATIONS OF THE OTCBB CAN HINDER COMPLETION OF TRADES. Trades and quotations on the OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in the Company’s Common Stock at optimum prices.

THE OTCBB IS VULNERABLE TO MARKET FRAUD. OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT STOCK PRICE. OTCBB dealers’ spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for investors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock currently trades on the OTC Bulletin Board under the symbol “ETCK”. The following table sets forth the range of high and low bid prices per share of the common stock for each of the calendar quarters identified below as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Period		Bid Prices

Year ended December 31, 2004:	High		Low

Jan. 1, 2004 to March 31, 2004	$3.20		$1.30
April l, 2004 to June 30, 2004	$2.35		$1.30
July 1, 2004 to Sept. 30, 2004	$1.90		$0.75
Oct. 1, 2004 to Dec. 31, 2004	$1.02		$0.31

Year ended December 31, 2005:	High		Low

Jan. 1, 2005 to March 31, 2005	$0.39		$0.15
April l, 2005 to June 30, 2005	$0.83		$0.18
July 1, 2005 to Sept. 30, 2005	$2.32		$0.83
Oct. 1, 2005 to Dec. 31, 2005	$2.38		$1.80

Year ending December 31, 2006:	High		Low

Jan. 1, 2006 to March 31, 2006	$2.39		$1.65

The closing bid and asked prices of our common stock on June 30, 2006 were $1.80 and $1.95, respectively.

Holders

As of June 30, 2006, there were approximately 925 stockholders of record of the Company’s Common Stock. This does not reflect persons or entities that hold their stock in nominee or “street name”.

Dividends

The Company has not paid any cash dividends to date, and it has no intention of paying any cash dividends on its common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of its Board of Directors and to certain limitations imposed under the Delaware Corporation law. The timing, amount and form of dividends, if any, will depend on, among other things, results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

Transfer Agent

Our transfer agent is Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044. Our transfer agent’s telephone number is (201) 239-2712.

Equity Compensation Plan Information

Information regarding equity compensations plans, as of December 31, 2005, is set forth in the table below:

Number of securities
	Number of securities to be issued upon exercise of outstanding,options,warrants (a)		remaining available for
		Weighted-averageexercise price of outstanding options,warrants and rights (b)	future issuance under
equity compensation plans
(excluding,securities reflected
Plan category			in column (a) (c)

Equity compensation
plans approved by
security holders  -0-               -0-                  1,000,000(1)

Equity compensation
plans not approved
by security holders	4,406,650(2)	$1.34	N/A

Total	4,406,650	$1.34	-0-
_________________________
(1)	Represents shares underlying the 2003 Employee Stock Option Plan. To date, no options have been issued pursuant to the Plan. The exercise prices will be determined at the time of issuance.

(2)	Represents shares underlying the individual grant of warrants.

BUSINESS
Introduction

Enerteck Corporation (the “Company” or “EnerTeck Parent”) was incorporated under the laws of the State of Washington on July 30, 1935 under the name of Gold Bond Mining Company for the purpose of acquiring, exploring, and developing precious metal mines and, if warranted, the mining of precious metals. We subsequently changed our name to Gold Bond Resources, Inc. in July 2000. On January 9, 2003, we acquired EnerTeck Chemical Corp. (“EnerTeck Sub”) as our wholly owned operating subsidiary. For a number of years prior to our acquisition of EnerTeck Sub, we were an inactive, public “shell” corporation seeking to merge with or acquire an active, private company. As a result of the acquisition, we are now acting as a holding company, with EnerTeck Sub as our only operating business. Subsequent to this transaction, on November 24, 2003, we changed our domicile from the State of Washington to the State of Delaware, changed our name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one from 10 reverse common stock split.

EnerTeck Sub, our wholly owned operating subsidiary, was incorporated in the State of Texas on November 29, 2000. It was formed for the purpose of commercializing a diesel fuel specific combustion catalyst known as EnerBurn (TM), as well as other combustion enhancement and emission reduction technologies. Nalco/Exxon Energy Chemicals, L.P. (“Nalco/Exxon L.P.”), a joint venture between Nalco Chemical Corporation and Exxon Corporation commercially introduced EnerBurn in 1998. When Nalco/Exxon L.P. went through an ownership change in 2000, our founder, Dwaine Reese, formed EnerTeck Sub. It acquired the EnerBurn trademark and related assets and took over the Nalco/Exxon L.P. relationship with the EnerBurn formulator and blender, and its supplier, Ruby Cat Technology, LLC (“Ruby Cat”). The decision to form EnerTeck Sub and acquire the EnerBurn business was motivated by Mr. Reese’s belief that:

•	EnerBurn was clearly beginning to gain market acceptance;
•
the gross margins associated with EnerBurn sales would support the business model, since existing customers would likely continue to buy the product due to the significant impact on diesel fuel savings and reduced emissions;

•
EnerBurn had been professionally tested extensively in field applications as well as in the laboratory, clearly demonstrating its effectiveness in increasing fuel economy and reducing emissions and engine wear;

•	use of the product in diesel applications has a profound impact on a cleaner environment.

Business of the Company

We, through our wholly owned subsidiary, specialize in the sales and marketing of a fuel borne catalytic engine treatment for diesel engines known as EnerBurn(TM). We utilize a sales process that includes detailed proprietary customer fleet monitoring protocols in on-road applications that quantify data and assists in managing certain internal combustion diesel engine operating results while utilizing EnerBurn. Test data prepared by Southwest Research Institute and actual customer usage has indicated that the use of EnerBurn in diesel engines improves fuel economy, lowers smoke, and decreases engine wear and the dangerous emissions of both Nitrogen Oxide (NOx) and microscopic airborne solid matter (particulates). Our principal target markets are the trucking, railroad and maritime shipping industries. Each of these industries share certain common financial characteristics, i.e. (i) diesel fuel represents a disproportionate share of operating costs; and (ii) relatively small operating margins are prevalent. Considering these factors, management believes that the use of EnerBurn and the corresponding derived savings in diesel fuel costs can positively effect the operating margins of its customers while contributing to a cleaner environment.

Since we are currently a sales and marketing organization, we have not spent any funds on research and development activities. We own the EnerBurn trademark and, pursuant to a memorandum of understanding which expired on December 31, 2003, were granted the exclusive, global marketing rights from our formulator, blender and supplier, Ruby Cat (which arrangement required the Company to meet certain annual minimum purchase levels to maintain such exclusivity), and an option to purchase the EnerBurn technology and associated assets by December 31, 2003 for $6.6 million which was not exercised and has also thus expired. Based upon sales volume to date, we did not achieved these required minimum levels. However, management is in continuing discussions with Ruby Cat to waive the requirements necessary for the Company to maintain this exclusivity, as well as keep open the possibility of the Company acquiring Ruby Cat and/or the EnerBurn technology and associated assets. In this regard, on October 14, 2005, we entered into a letter of intent (the “Ruby Cat LOI”) to acquire Ruby Cat. Despite the Ruby Cat LOI to acquire Ruby Cat, we are presently in negotiations with Ruby Cat to simply acquire the EnerBurn technology and associated assets. However, no definitive agreement has been agreed upon or signed to date. As a result, there can be no assurance that that a definitive agreement will be able to be agreed upon and signed with Ruby Cat or that the transaction will ever be consummated.

Current Operations and Recent Developments

To date, we have engaged in limited marketing of the EnerBurn technology and have generated minimal sales, principally to the trucking and maritime industries. We compete in an evolving market with a significant number of competitors that include both established businesses and new entries into the field.

Total revenue from sales for 2004 amounted to $179,000 and for 2005 amounted to $48,000, much of which came during the fourth quarter of 2005. Due to a lack of working capital, and a nearly complete turnover in upper management and sales staff dating back into 2004, senior management changed its method of marketing the operation during 2005. The majority of the marketing effort for 2005 was directed at targeting and gaining a foothold in one of our major target areas, the inland marine diesel market. Management focused virtually all of our resources at pinpointing and convincing one major customer within this market, Custom Fuel Services Inc. (“Custom”) to go full fleet with our diesel fuel additive product lines. A substantial portion of 2005 was spent testing our primary product, EnerBurn, on one large inland marine vessel belonging to this major potential customer.

As a result thereof, on July 28, 2005, EnerTeck Sub entered into an Exclusive Reseller and Market Development Agreement (the “Custom Agreement”) with Custom. Under the Custom Agreement, EnerTeck Sub has appointed Custom, which provides dockside and midstream fueling from nine service locations in Louisiana, Kentucky, Illinois, West Virginia, Missouri and Iowa, as its exclusive reseller of EnerBurn and the related technology on the Western Rivers of the United States, meaning the Mississippi River, its tributaries, South Pass, and Southwest Pass, excluding the Intra Coastal Waterway. The Agreement has an initial term of three years but can be terminated upon 60 days prior written notice by either party. Custom is not required to purchase a minimum volume of EnerBurn during the term of the Custom Agreement.

Subsequent to the signing of the Custom Agreement, Custom obtained the regulatory approvals and installed the blending equipment necessary to facilitate its distribution of EnerBurn. In February 2006, we delivered the first shipment of EnerBurn to Custom by delivering 4,840 gallons. This initial purchase order plus the second current oral order scheduled to be delivered in the second quarter of 2006, amount in size to more revenue and a higher margin than all the orders combined for 2005, 2004 and 2003. At present this one customer represents a majority of our sale revenues. With Custom’s assistance, however, negotiations are currently underway with several over large customers in the same industry to expand this market. The loss of Custom as a customer would adversely affect our business and we cannot provide any assurances that we could adequately replace the loss of this customer.

In December 2005, we obtained a $3,000,000 investment from BATL Bioenergy LLC (“BATL”), then an unrelated third party, pursuant to which we issued and sold to BATL 2,450,000 shares of the common stock of the Company, and a warrant to purchase an additional 1,000,000 shares of common stock. See Part iii, Item 12 “Certain Relationships and Related Transactions”). In accordance with the terms on the investment, we agreed that the proceeds shall be used as follows: (i) $1,000,000 to complete the purchase of Ruby Cat; (ii) no more than $340,000 to repay certain outstanding debt of the Company and its subsidiary; and (iii) the balance for working capital purposes. We have granted BATL an irrevocable, unconditional right, exercisable on one occasion only for a period of 90 days following the earlier to occur of (i) the termination of any definitive agreement or letter of intent in respect of the Ruby Cat Transaction, and (ii) if the Ruby Cat Transaction shall not yet have been consummated, 90 days following the BATL Closing Date, to sell to the Company up to 816,667 shares of common stock at a per share purchase price of $1.2245 per share.

The Industry

General Discussion of Diesel Fuel and Diesel Fuel Additives

As crude oil is heated, various components evaporate at increasingly higher temperatures. First to evaporate is butane, the lighter-than-air gas used in cigarette lighters, for instance. The last components of crude oil to evaporate, and the heaviest, include the road tars used to make asphalt paving. In between are gasoline, jet fuel, heating oil, lubricating oil, bunker fuel (used in ships), and of course diesel fuel. The fuel used in diesel engine applications such as trucks and locomotives is a mixture of different types of molecules of hydrogen and carbon and include aromatics and paraffin. Diesel fuel cannot burn in liquid form. It must vaporize into its gaseous state. This is accomplished by injecting the fuel through spray nozzles at high pressure. The smaller the nozzles and the higher the pressure, the finer the fuel spray and vaporization. When more fuel vaporizes, combustion is more complete, so less soot will form inside the cylinders and on the injector nozzles. Soot is the residue of carbon, partially burned and unburned fuel.

Sulfur is also found naturally in crude oil. Sulfur is a slippery substance and it helps lubricate fuel pumps and injectors. It also forms sulfuric acid when it burns and is a catalyst for the formation of particulate matter (one of the exhaust emissions being regulated). In an effort to reduce emissions, the sulfur content of diesel fuel is being reduced through the refinery process, however, the result is a loss of lubricity.

Diesel fuel has other properties that affect its performance and impact on the environment as well. The main problems associated with diesel fuel include:

•	Difficulty getting it to start burning o Difficulty getting it to burn completely o Tendency to wax and gel
•	With introduction of low sulfur fuel, reduced lubrication
•	Soot clogging injector nozzles
•	Particulate emissions
•	Water in the fuel
•	Bacterial growth

Diesel fuel additives have been developed to address the variety of problems associated with diesel fuel performance.

Diesel Fuel and the Environment

Diesel fuel is the most cost effective fuel/engine technology available for heavy-duty industrial and vehicle service. However, environmentally it needs dramatic improvement. Governments worldwide are legislating specifications regarding the fuel itself and diesel engine design.

Today’s advanced diesel engines are far cleaner than the smoke-belching diesels of recent decades. Unfortunately, even smokeless diesel engines are not clean enough to meet current stricter air pollution regulations.

While diesel engines are the only existing cost-effective technology making significant inroads in reducing “global warming” emissions from motor vehicles, it is not sufficient to satisfy regulators and legislators. Diesel engines will soon be required to adhere to stringent regulatory/legislative guidelines that meet near “zero” tailpipe emissions, especially on smog-forming nitrogen oxides (NOx), particulate matter (PM) and “toxins”; the organic compounds of diesel exhaust.

Diesel engines can become ultra-clean. Meeting the environmental challenges will require extensive research on clean-diesel technology. Research in this area is currently being sponsored by government agencies, major engine companies, truck manufacturers, automobile makers, catalyst producers and, for fuels, oil refining companies and their technology suppliers.

The search for ultra-clean diesel is far from over. Discoveries and breakthroughs will continue to prevail. Large Fortune 500 companies, as well as small, emerging technology companies are investing hundreds of millions of dollars in research and development worldwide on these and other clean-diesel technologies.

Today, there is no economic alternative to diesel engines for most industrial applications. This is true for ocean vessels, tug boats, commercial/recreational vessels, locomotive, trucking, bus transport, construction, mining, agriculture, logging, distributed power generation, and, in many parts of the world, personal transportation. In short, diesel fuel does the world’s heavy work.

Products And Services

The Diesel Fuel Additive Product Line
EnerBurn Combustion Catalyst for Diesel Fuel

EnerBurn is a liquid, chemical formulation, presently sold in bulk quantities to fleet and vessel operators, under three product codes differentiated by market application and product concentration, as indicated below:

Product	Application
-----------------------	---------------------
EnerBurn EC5805A	U.S. On-Road Market
EnerBurn EC5931A	U.S. Off-Road Market
EnerBurn EC5805A	International Market

    Although added to diesel fuel and generally referred to as a diesel fuel additive within the industry, EnerBurn functions as an engine treatment application by removing carbon deposits from the combustion surfaces of the engine and greatly reducing further carbon deposit buildup. It also provides for an increased rate of combustion. By adding EnerBurn to diesel fuel in accordance with proprietary methodology, it forms a non-hazardous catalytic surface in the diesel engine combustion chamber and on the surface of the piston heads. This surface is visible in the form of a monomolecular film that develops after initiation of treatment and remains active for a period of time after cessation of treatment.

The buildup of carbon within the combustion chamber of a diesel engine can generate greater exhaust opacity and increased engine wear. These carbon deposits can cause piston rings to stick and reduce compression resulting in decreased engine efficiency with extended use.

The unique chemical formulation of EnerBurn, when applied in accordance with proprietary methodology, has been shown to produce benefits in fuel economy, NOx formation, smoke, brake horespowere and engine wear (See “Product Testing”, below).

EnerBurn Volumetric Proportioning Injector Equipment (VPI)

Volumetric proportioning injection equipment is used to deliver proper dosage ratios of EnerBurn to the diesel fuel, and are typically offered to our customers in support of an EnerBurn sale. Three equipment vendors supply additive injection equipment to us that is either installed at a bulk fueling depot or onboard the vehicle or vessel.

Product Testing

Southwest Research Institute

The Southwest Research Institute (“SWRI”) of San Antonio, Texas has extensively tested the EnerBurn technology. This institute is an independent, nonprofit, applied engineering and physical sciences research and development organization with 11 technical divisions using multidisciplinary approaches to problem solving. The Institute occupies 1,200 acres and provides nearly two million square feet of laboratories, test facilities, workshops, and offices for more the 2,700 employees who perform contract work for industry and government clients.

The extensive testing of EnerBurn conducted by SWRI confirmed product claims of lower highway smoke, reduced NOx emissions, a significant reduction in engine wear and an increase in horsepower. Actual customer usage data has also confirmed the claim that EnerBurn usage reduces fuel consumption.

        EnerBurn Proof of Performance Demonstrations

An integral part of our sales process is to conduct proof of performance demonstrations for potential customers wherein we accumulate historical fleet data that documents the effects of the use of EnerBurn (i.e. advantages in terms of increased fuel economy, a decrease in engine wear and reductions in toxic emissions) on that customer’s specific vehicles or vessels. In connection with these proof of performance demonstrations, we provide fleet monitoring services and forecasts of fuel consumption for purposes of the prospective customer’s own analysis.

The results below are indicative of typical customer experiences using EnerBurn. In many instances, customers have directly informed us about their satisfaction with EnerBurn and the fuel savings that its use has provided them. In all cases, our own comparison of the customer provided historical fuel usage data with the EnerBurn usage (which we have monitored) data has proven to us and the customer that the use of EnerBurn has reduced their fuel consumption. In addition to fuel consumption reduction, the decrease in emissions resulting from EnerBurn use is measured with a device called the UEI Intelligent Solutions Meter. Similarly, the percentage reduction in opacity (smoke generated by diesel engines) is measured by the Wager 6500 Meter (manufactured by Robert H. Wager Co., Inc.).

•
An EnerBurn proof of performance demonstration of a long haul truck fleet began in August of 1998. The number of trucks treated with EnerBurn exceeded 3,000-Century Class Freightliners, most of that were equipped with Caterpillar or similar type engines. This company’s measurable fuel savings averaged 10.4% over a 3 plus year period while using EnerBurn, resulting in annual fuel savings in excess of $6.5 million. In addition, the company’s maintenance department observed significant reductions in metal loss in crankcase wear-parts, although they did not attempt to quantify the value of this phenomenon.

•
A fleet of 24 three-year-old 1400 horsepower Morrison Knudson MK1500 locomotives with Caterpillar 3512 diesel engines were used for a 12-month proof of performance demonstration of the effectiveness of EnerBurn. This demonstration started on July 1, 1999 and clearly documented a 10.8% reduction in fuel consumption and a 9.5% reduction in Brake Specific Fuel Consumption (“BSFC”). The demonstration also reflected a significant reduction in engine wear, confirmed by a 56% reduction in copper content of the lube oil.

•
Three maritime vessels were selected from a large fleet, based on size and typical routes for accessibility of regular fueling at this company’s bulk fueling barge. A proof of performance protocol was developed under the guidance and supervision of this company’s management. The base line demonstration commenced on July 11, 2001 and the final demonstration was performed on February 28, 2002. One of the three demonstration vessels represented an untreated placebo; two were treated with EnerBurn. The two treated vessels exhibited a measured reduction in fuel consumption of 7% and 9.9%, while the untreated placebo experienced nearly a 10% increase in fuel consumption. Additionally five vessels with different diesel engines were selected for proof of performance under the same protocols yielding results in excess of 10% in fuel savings, significant reductions in opacity, from 33%-86%, reductions of NOx emissions between 11% and 20%.

The Target Market

Overview of Worldwide Diesel Fuel Consumption

The U.S. Department of Energy, Energy Information Administration (“EIA”) estimates that worldwide annual consumption of diesel fuel approximates 210 billion U.S. gallons. A breakdown of this estimate is summarized as follows:

Annual consumption of
Diesel Fuel - Billion USG/Year
United States 60
Europe 60
Pacific Rim 50
Rest of the World 40
---
Total Gallons Consumption 210

Domestic Diesel Fuel Consumption
Based on further EIA published data, the following table* depicts domestic distillate fuel oil consumption by energy use for 2001.

ENERGY USE 2001 (THOUSAND GALLONS)
--------------------------------------------------------------------------------
U.S. Total 58,971,486
--------------------------------------------------------------------------------
Residential 6,263,440
--------------------------------------------------------------------------------
Commercial 3,505,057
--------------------------------------------------------------------------------
Industrial 2,323,797
--------------------------------------------------------------------------------
Oil Company 820,321
--------------------------------------------------------------------------------
Farm 3,427,343
--------------------------------------------------------------------------------
Electric Power 1,510,273
--------------------------------------------------------------------------------
Railroad 2,951,831
--------------------------------------------------------------------------------
Vessel Bunkering 2,093,252
--------------------------------------------------------------------------------
On-Highway Diesel 33,215,320
--------------------------------------------------------------------------------
Military 346,060
--------------------------------------------------------------------------------
Off-Highway Diesel 2,514,791
--------------------------------------------------------------------------------

* Sources: Energy Information Administration’s Form EIA-821, “Annual Fuel Oil and Kerosene Sales Report,” for 1997-2001 and “Petroleum Supply Annual,” Volume 1, 1997-2001. Totals may not equal sum of components due to independent rounding.

The Company’s Target Markets

Our primary domestic target markets include the trucking industry, railroad industry, and the maritime shipping industry, all responsible for transporting freight. Combined, management believes these three industries consume approximately 38 billion gallons of diesel fuel, or over 50% of annual domestic consumption.

Furthermore, trucking, railroad, and maritime shipping companies, diesel fuel accounts for a disproportionate share of total operating costs. Furthermore, each of these industries typically experiences relatively small operating margins. Because of these financial factors, management believes that the ability to reduce fuel consumption, even by a small amount, could have a dramatic effect on its customers’ competitive viability.

To a lesser extent, we market EnerBurn to other domestic industries that are reliant upon diesel fuel. Those industries include electric power, oil and gas production (both onshore and offshore), mining, construction and agricultural. However, at the present time, we have limited its efforts in these industries to specific customer applications wherein it has a personal relationship.

Presently, EnerBurn is marketed by the Company in Western Europe, and certain countries in Asia, South

Africa and Latin America though relationships with entities that have an established presence in these areas. To date, we have derived minimal revenues from these markets.

Sales and Marketing Strategy

The Company’s Sales Process

The fuel additive industry has historically been mired by a myriad of technically dubious products and potential customers are usually wary of promotional claims by product manufacturers or “snake oil” peddlers as they are sometimes labeled.

Prospective customers in all targeted market sectors and geographic locations are primarily concerned about the potential business risks associated with the adoption of any new fuel or engine treatment. Thus, the first resistant barrier to adoption of a fleet proof of performance demonstration is dispelling fear about impact on engine warranties and any potential business risk associated with a fleet shutdown caused by our product. The potential EnerBurn fuel and maintenance savings are strong motivators but are secondary to risk avoidance. The SWRI fitness for use testing and customer testimonials are paramount in assisting us in addressing these fears.

Potential customers have a strong predisposition to accept only demonstrable proof-of-benefit in their own fleet as justification for any new expenditure. After risk avoidance, the ability to demonstrate and prove results is the primary obstacle for market adoption of the EnerBurn product.

Our sales process begins with a proof of performance demonstration that is a thorough analysis of the potential customer, including fleet type, size, and opportunity. (See “Business -Product Testing- EnerBurn Proof of Performance Demonstrations”, above)). This is followed with sales presentations at both the executive level and maintenance level. Executive level sales presentations emphasize return on investment (“ROI”), while maintenance level sales presentations emphasize our technology and why it does not impact engine warranties and any potential business risk associated with a fleet shutdown.

Convincing a potential customer to undertake a proof of performance demonstration is a difficult task because there is a significant expense to be borne by the potential customer. Specifically, the potential customer must pay for both the EnerBurn that is used during the demonstration as well as purchase the additive injection equipment that is also needed. The cost will vary according to the potential customer and the industry in which it is in. For a proof of performance demonstration on a typical fleet of 100 diesel engine trucks, the cost of the EnerBurn would be approximately $30,000, while the average cost of the equipment used would be approximately $20,000 to $50,000. The personnel costs related to providing fleet monitoring services and forecasts of fuel consumption for the potential customer’s analysis are borne either by the Company, its supplier or the sales agent. For a demonstration involving a fleet of 100 hundred trucks, typically 50 to 100 man-hours are involved. The current sales cycle from inception to full customer implementation is typically six to 12-months from initial customer contact. This includes the two to six months it usually takes for the benefits of EnerBurn to begin to take effect in the subject engines during the proof of performance demonstration period.

Competition

The market for products and services that increase diesel fuel economy, reduce emissions and engine wear is rapidly evolving and intensely competitive and management expects it to increase due to the implementation of stricter environmental standards. Competition can come from other fuel additives, fuel and engine treatment products and from producers of engines that have been modified or adapted to achieve these results. In addition, the we believe that new technologies, including additives, will further increase competition.

Our primary current competitors include Lubrizol Corporation, Chevron Oronite Company (a subsidiary of Chevron Corporation), Octel Corp., Clean Diesel Technologies, Inc. and Ethyl Corporation.

Many of our competitors have been in business longer than it has, have significantly greater financial, technical, and other resources, or greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could negatively impact our business. Competitive pressures could cause us to lose market share or to reduce the price of its products, either of which could harm its business, financial condition and operating results.

    Management believes that the principal competitive factors in the Company’s market include the:

•	effectiveness of the product;
•	cost;
•	proprietary technology;
•	ease of use; and
•	quality of customer service and support.

Government Regulation - Fuel Additive Registration

We need to comply with registration requirements for each geographic jurisdiction in which it sells EnerBurn. On January 21, 2001, the US Environmental Protection Agency, pursuant to the Environmental Protection Act (the “Act”) (40 CFR 79.23) issued permit number EC 5805A in connection with the use of EnerBurn. This registration allows EnerBurn to be used anywhere in the United States for highway use in all over-the-road diesel applications. Additionally, on March 30, 2004, we received a second EPA permit, permit number EC 5931A in connection with the use of EnerBurn. This registration allows EC 5931A to be used anywhere in the United States for use in all diesel applications. Under these registrations, we have pass through rights from the formulator, blender and supplier to sell EnerBurn in on-road applications. However, there are provisions in the Act under which the EPA could require further testing. The EPA has not exercised these provisions yet for any additive. Internationally, we intend to seek registration in other countries as we develops market opportunities.

Our business is impacted by air quality regulations and other regulations governing vehicle emissions as well as emissions from stationary engines. If such regulations were abandoned or determined to be invalid, its prospects may be adversely effected. As an example, if crude oil and resulting diesel prices were to reach or approach historical lows, the emphasis for fuel efficiency would be diminished, potentially impacting sales velocity of the products, consequently adversely effecting our performance. Typically, there are registration and regulation requirements for fuel additives in each country in which they are sold. In the United States, fuel and fuel additives are registered and regulated pursuant to Section 211 of the Clean Air Act. 40 CFR Part 79 and 80 specifically relates to the registration of fuels and fuel additives

In accordance with the Clean Air Act regulations at 40 CFR 79, manufacturers (including importers) of gasoline, diesel fuel and additives for gasoline or diesel fuel, are required to have their products registered by the EPA prior to their introduction into commerce. Registration involves providing a chemical description of the fuel or additive, and certain technical, marketing, and health-effects information. The health-effects research is divided into three tiers of requirements for specific categories of fuels and additives. Tier 1 requires a health-effects literature search and emissions characterization. Tier 2 requires short-term inhalation exposures of laboratory animals to emissions and screened for adverse health effects, unless comparable data are already available. Alternative Tier 2 testing can be required in lieu of standard Tier 2 if EPA concludes that such testing would be more appropriate. Certain small businesses are exempt from some or all the Tier 1 and Tier 2 requirements. Tier 3 provides for follow-up research, if necessary.

Supply Arrangements

We presently obtain EnerBurn products and services on an exclusive basis from Ruby Cat. However, this arrangement is not governed by any formal written contract. Accordingly, either party can terminate the arrangement at any time, including the exclusivity aspect of the arrangement. If this supplier is not able to provide us with sufficient quantities of the product, or chooses not to provide the product at all (for any reason), or if exclusivity is lost, business and planned operations could be adversely effected. Although management has identified alternate suppliers of the products, no assurance can be given that the replacement products will be comparable in quality to the product presently supplied to us by Ruby Cat, or that, if comparable, that it can be acquired under acceptable terms and conditions.

In addition, we are dependent upon Ruby Cat for statistical analysis of fleet data gathered from customers and potential customers in on-road applications. This data is important in that it serves to demonstrate the products’ proof of performance to customers and potential customers. If we were not provided this service, our sales efforts and ability to maintain existing customers could be negatively effected. However, management believes that the Company can adequately analyze the data.

    Management is in continuing discussions with Ruby Cat to waive the requirements necessary for us to maintain our exclusivity, as well as keep open the possibility of our acquiring Ruby Cat and/or the EnerBurn technology and associated assets. In this regard, on October 14, 2005, we entered into a letter of intent (the “Ruby Cat LOI”) to acquire Ruby Cat. A tentative agreement has been reached in principle and, although no assurance can be given, we are hopeful that a final agreement can be signed during the second quarter of 2006.

Employees

We currently employ five individuals on a full-time basis, and we also engage independent sales representatives. None of our employees are covered by a collective bargaining agreement. We believe that relations with our employees are good.

LEGAL PROCEEDINGS

We are not a party to any pending material legal proceeding nor are we aware of any proceeding contemplated by any individual, company, entity or governmental authority involving the Company except as follows. A former employee of the Company’s subsidiary, has threatened legal action against EnerTeck Sub for breach of his employment contract. We feel there is no merit to this threatened action, and will defend this position and include counterclaims in the event a suit is initiated.

DESCRIPTION OF PROPERTY

We do not own any real estate. We conduct operations from leased premises in Stafford, Texas. The premises are approximately 2,692 square feet of space at 10701 Corporate Drive, Suite No. 150, and are under a three-year lease, which terminated on March 31, 2006. Rent expense for the years ended December 31, 2005 and December 31, 2004 totaled approximately $52,327 and $45,258, respectively. A one year extension has been signed extending the term to March 31, 2007 at terms similar to those of past years. We believe that the current facility is adequate for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes thereto appearing elsewhere herein and is qualified in its entirety by the foregoing.

Executive Overview

EnerTeck Corporation (the “Company” or “EnerTeck Parent”) was incorporated in the State of Washington on July 30, 1935 under the name of Gold Bond Mining Company for the purpose of acquiring, exploring, and developing and, if warranted, the mining of precious metals. We subsequently changed our name to Gold Bond Resources, Inc. in July 2000. We acquired EnerTeck Chemical Corp. (“EnerTeck Sub”) as a wholly owned subsidiary on January 9, 2003. For a number of years prior to our acquisition of EnerTeck Sub, we were an inactive, public “shell” corporation seeking to merge with or acquire an active, private company. As a result of this acquisition, we are now acting as a holding company, with EnerTeck Sub as our only operating business. Subsequent to this transaction, on November 24, 2003 we changed our domicile from the State of Washington to the State of Delaware, changed our name from Gold Bond Resources, Inc. to EnerTeck Corporation and effected a one for 10 reverse common stock split.

EnerTeck Sub, our wholly owned operating subsidiary, was incorporated in the State of Texas on November 29, 2000. It was formed for the purpose of commercializing a diesel fuel specific combustion catalyst known as EnerBurn (TM), as well as other combustion enhancement and emission reduction technologies. Nalco/Exxon Energy Chemicals, L.P. (“Nalco/Exxon L.P.”), a joint venture between Nalco Chemical Corporation and Exxon Corporation commercially introduced EnerBurn in 1998. When Nalco/Exxon L.P. went through an ownership change in 2000, our founder, Dwaine Reese, formed EnerTeck Sub. It acquired the EnerBurn trademark and related assets and took over the Nalco/Exxon L.P. relationship with the EnerBurn formulator and blender, and its supplier, Ruby Cat Technology, LLC (“Ruby Cat”). The decision to form EnerTeck Sub and acquire the EnerBurn business was motivated by Mr. Reese’s belief that:

•	EnerBurn was clearly beginning to gain market acceptance;
•
the gross margins associated with EnerBurn sales would support the business model, since existing customers would likely continue to buy the product due to the significant impact on diesel fuel savings and reduced emissions;

•
EnerBurn had been professionally tested extensively in field applications as well as in the laboratory, clearly demonstrating its effectiveness in increasing fuel economy and reducing emissions and engine wear;

•	use of the product in diesel applications has a profound impact on a cleaner environment.

We utilize a sales process that includes detailed proprietary customer fleet monitoring protocols in on-road applications that quantify data and assists in managing certain internal combustion diesel engine operating results while utilizing EnerBurn. Test data prepared by Southwest Research Institute and actual customer usage has indicated that the use of EnerBurn in diesel engines improves fuel economy, lowers smoke, and decreases engine wear and the dangerous emissions of both Nitrogen Oxide (NOx) and microscopic airborne solid matter (particulates). Our principal target markets are the trucking, railroad and maritime shipping industries. Each of these industries share certain common financial characteristics, i.e. (i) diesel fuel represents a disproportionate share of operating costs; and (ii) relatively small operating margins are prevalent. Considering these factors, management believes that the use of EnerBurn and the corresponding derived savings in diesel fuel costs can positively effect the operating margins of its customers while contributing to a cleaner environment.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005

Results of Operations

For the three months ended March 31, 2006, we recorded sales revenues of $272,000 versus sales revenues of $2,000 in the same period of 2005. The increase in revenues can primarily be traced to a concerted marketing effort extended well back into 2005, which targeted our marine diesel market and culminated in an initial order from Custom Fuel Services Inc. (“Custom”), a subsidiary of Ingram Barge, during the first quarter of 2006. On July 28, 2005, EnerTeck Sub had entered into an Exclusive Reseller and Market Development Agreement (the “Custom Agreement”) with Custom. Under the Custom Agreement, EnerTeck Sub has appointed Custom, which provides dockside and midstream fueling from nine service locations in Louisiana, Kentucky, Illinois, West Virginia, Missouri and Iowa, as its exclusive reseller of EnerBurn and the related technology on the Western Rivers of the United States, meaning the Mississippi River, its tributaries, South Pass, and Southwest Pass, excluding the Intra Coastal Waterway. The Agreement has an initial term of three years but can be terminated upon 60 days prior written notice by either party. Custom is not required to purchase a minimum volume of EnerBurn during the term of the Custom Agreement. Subsequent to the signing of the Custom Agreement, Custom obtained the regulatory approvals and installed the blending equipment necessary to facilitate its distribution of EnerBurn. As mentioned above, in February 2006, we delivered our first shipment of EnerBurn to Custom by delivering 4,840 gallons.

Gross profit, defined as revenues less cost of goods sold, was $135,000 of sales for the three months ended March 31, 2006, compared to $1,000 for the three months ended March 31, 2005, an increase of $134,000. Such increase is primarily due to our first shipment of EnerBurn to Custom as described above.

Cost of good sold was $136,000 for the three months ended March 31, 2006 compared to $1,000 for the three months ended March 31, 2005. Such change is primarily due to the cost of product delivered to Custom in the first quarter of 2006 compared to the first quarter of 2005 in which there was no comparable order from any customer.

Selling, general and administrative expenses increased to $338,000 for the three months ended March 31, 2006 from $85,000 for the three months ended March 31, 2005, an increase of $253,000. The majority of such increase was primarily due to increases in marketing efforts during the first quarter of 2006 compared to the same period of 2005 as well as an increase in staff during the three months ended March 31, 2006 compared to the three months ended March 31, 2005, although $92,500 was from the issuance of stock for services.

During the three months ended March 31, 2006, we reported a net loss of $146,000 as compared to a net loss of $84,000 for the three months ended March 31, 2005. Net income in the future will be dependent upon our ability to increase revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses.

Operations Outlook

Beginning in 2005, we began a period of reassessing our direction. Due to a lack of working capital, and a nearly complete turnover in upper management and sales staff dating back into 2004, senior management changed its method of marketing the operation during 2005. The majority of the marketing effort for 2005 was directed at targeting and gaining a foothold in one of our major target areas, the inland marine diesel market. Management focused virtually all of our resources at pinpointing and convincing one major customer within this market, Custom, to go full fleet with our diesel fuel additive product lines. A substantial portion of 2005 was spent testing our primary product, EnerBurn, on one large inland marine vessel belonging to this major potential customer. This resulted in the signing of the Custom Agreement and delivery of the first shipment of Enerburn to Custom as discussed above. This initial purchase order plus the second current oral order scheduled to be delivered in the second quarter of 2006, amount in size to more revenue and a higher margin than all the orders combined for 2005, 2004 and 2003. At present this one customer represents a majority of our sale revenues. With Custom’s assistance, however, negotiations are currently underway with several other large customers in the same industry to expand this market. The loss of Custom as a customer would adversely affect our business and we cannot provide any assurances that we could adequately replace the loss of this customer.

Liquidity and Capital Resources

On March 31, 2006, we had working capital of $2,299,000 and stockholders’ equity of $2,396,000 compared to a working capital deficit of $512,000 and stockholders’ deficit of $396,000 on March 31, 2005. On March 31, 2006, the Company had $2,391,000 in cash, total assets of $2,510,000 and total liabilities of $110,000, compared to zero in cash, total assets of $144,000 and total liabilities of $541,000 on March 31, 2005.

While increases in cash on March 31, 2006, were primarily due to an increase in net cash provided by financing activities for the year ended December 31, 2005, compared to the prior year, an additional $271,000 was the result of sales during the first quarter of 2006. During the quarter ended September 30, 2005, we issued 250,000 shares of our common stock to certain accredited investors for aggregate proceeds of $250,000. In addition, in December 2005, we sold to BATL Bioenergy LLC 2,450,000 shares of the common stock and a warrant to purchase an additional 1,000,000 shares of common stock at an exercise price of $2.00 per share for the aggregate purchase price of $3,000,000. Also, in 2005, we received loans for working capital of an aggregate of $115,000 from various parties. All loans were repaid in 2005.

Cash used in operating activities was $143,000 for the three months ended March 31, 2006 which was primarily the result of a loss of $146,000, accounts payable of $42,000, accrued expenses of $98,000 partially offset by non-cash charges for depreciation of $8,000 and accounts receivable of $23,000.

Cash used in operating activities was $43,000 for the three months ended March 31, 2005 which was primarily the result of a loss of $84,000, accounts payable of $32,000, partially offset by common stock issued for services of $62,000 and accrued expenses of $8,000.

For the three months ended March 31, 2006, we obtained $12,000 from financing activities from the exercise of warrants compared to $42,000 obtained from financing activities for the three months ended March 31, 2005 from the issuance of notes payable.

We anticipate, based on currently proposed plans and assumptions relating to our operations, that our current cash and cash equivalents together with projected cash flows from operations and projected revenues will be sufficient to satisfy our contemplated cash requirements for the next 12 months. Our contemplated cash requirements for 2006 and beyond will depend primarily upon level of sales of our products, inventory levels, product development, sales and marketing expenditures and capital expenditures.

    We currently have no material commitments for capital requirements. In October 2005, we entered into a letter of intent to acquire Ruby Cat. Although no assurance can be given that we will be able to acquire Ruby Cat, the successful completion of the Ruby Cat negotiation may draw significantly on current cash reserves.

Inflation has not significantly impacted the Company’s operations.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Results of Operations

Revenues

We recognized revenues of $48,000 for the year ended December 31, 2005 compared to revenues of $179,000 for the year ended December 31, 2004, a decrease of $131,000 or 73.2%. Since the inception of EnerTeck Sub in 2000, we have has generated limited revenues from operations. The primary source of revenue for the years ended December 31, 2005 and 2004 is from the sale of EnerBurn to the trucking and maritime industries.

We expect future revenue trends to initially come from the trucking and maritime industries, and subsequently expect revenues to also be derived from the railroad, mining and offshore drilling industries. We expect this to occur as sales increase and the sales and marketing strategies are implemented into the targeted markets and we create an understanding and awareness of our technology through proof of performance demonstrations with potential customers.

Our future growth is significantly dependent upon our ability to generate sales from trucking companies with fleets of 500 trucks or more, and barge and tugboat companies with large maritime fleets, and railroad, mining and offshore drilling and genset applications. Our main priorities relating to revenue are: (1) increase market awareness of EnerBurn product through its strategic marketing plan, (2) growth in the number of customers and vehicles or vessels per customer, (3) accelerating the current sales cycle, and (4) providing extensive customer service and support.

On July 28, 2005, EnerTeck Sub entered into an Exclusive Reseller and Market Development Agreement (the “Custom Agreement”) with Custom Fuel Services Inc. (“Custom”). Under the Custom Agreement, EnerTeck Sub has appointed Custom, which provides dockside and midstream fueling from nine service locations in Louisiana, Kentucky, Illinois, West Virginia, Missouri and Iowa, as its exclusive reseller of EnerBurn and the related technology on the Western Rivers of the United States, meaning the Mississippi River, its tributaries, South Pass, and Southwest Pass, excluding the Intra Coastal Waterway. The Agreement has an initial term of three years but can be terminated upon 60 days prior written notice by either party. Custom is not required to purchase a minimum volume of EnerBurn during the term of the Custom Agreement. Therefore, we cannot guarantee that any meaningful revenues will be derived from the Custom Agreement. Subsequent to the signing of the Custom Agreement, Custom obtained the regulatory approvals and installed the blending equipment necessary to facilitate its distribution of EnerBurn. In February 2006, we delivered our first shipment of EnerBurn to Custom by delivering 4,840 gallons.

Gross Profit

Gross profit, defined as revenues less cost of goods sold, was $19,000 or 39.6% of sales for the year ended December 31, 2005, compared to $53,000 or 29.6% of sales for the year ended December 31, 2004. In terms of absolute dollars, gross profit decreased $34,000 although the gross profit percentage increased 10.0% for the 2005 calendar year compared to the 2004 calendar year due primarily to an increase in price to reflect marker conditions.

Cost of good sold was $29,000 for the 2005 calendar year which represented 60.4% of revenues compared to $126,000 for the 2004 calendar year which represented 70.5% of revenues. The decrease in cost of goods sold as a percentage of revenues primarily reflects fluctuations in product cost due to the manufacturing of our products by outside vendors.

Cost and Expenses

Costs and expenses increased to $12,244,000 for the year ended December 31, 2005 from $1,913,000 for the year ended December 31, 2004, an increase of $10,331,000. Such increase was primarily due to a significant increase in the amounts recognized for non-cash charges due to the issuance of warrants during 2005, the reissuance of shares to certain founding shareholders and an increase in staff during 2005. Costs and expenses in all periods primarily consisted of professional fees, rent expense, amortization expense and general and administrative expenses.

Net Loss

During the year ended December 31, 2005, we reported a net loss of $12,960,000 as compared to a net loss of $1,863,000 for the year ended December 31, 2004. This change was primarily due to the increases in costs and expenses primarily to the increase in amounts recognized for non-cash charges due to the issuance of shares and warrants.

Net income in the future will be dependent upon our ability to increase revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses.

Liquidity and Capital Resources

On December 31, 2005, we had working capital of $2,333,000 and stockholders’ equity of $2,438,000 compared to a working capital deficit of $501,000 and stockholders’ deficit of $375,000 on December 31, 2004. On December 31, 2005, the Company had $2,522,000 in cash, total assets of $2,690,000 and total liabilities of $251,000, compared to less than $1,000 in cash, total assets of $145,000 and total liabilities of $520,000 on December 31, 2004.

Increases in cash were primarily due to an increase in net cash provided by financing activities for the year ended December 31, 2005 compared to the prior year. During the quarter ended September 30, 2005, we issued 250,000 shares of its common stock to certain accredited investors for aggregate proceeds of $250,000. In addition, in December 2005, we sold to BATL Bioenergy LLC 2,450,000 shares of the common stock and a warrant to purchase an additional 1,000,000 shares of common stock at an exercise price of $2.00 per share for the aggregate purchase price of $3,000,000. Also, in 2005, we received loans for working capital of an aggregate of $115,000 from various parties. All loans were repaid in December 2005.

Cash used in operating activities was $648,000 for the year ended December 31, 2005 which was primarily the result of a loss of $12,960,000 partially offset by non-cash charges for depreciation of $41,000 and common stock and warrants issued for services of $11,650,000.

Cash used in operating activities was $559,000 for the year ended December 31, 2004 which was primarily the result of a loss of $1,863,000 partially offset by non-cash charges for depreciation of $37,000 and common stock and warrants issued for services of $968,000, decrease in accounts receivable of $348,000 and increase in accounts payable of $226,000.

For the year ended December 31, 2005, we obtained $3,190,000 from financing activities primarily from the sale of equity securities to certain investors compared to $285,000 obtained from financing activities for the year ended December 31, 2004 from the exercise of warrants and issuance of a note payable.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Our discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements which have been prepared in conformity with U.S. generally accepted accounting principles. Our significant accounting policies are described in Note 1 to the consolidated financial statements for the year ended December 31, 2005 included elsewhere herein. The application of our critical accounting policies is particularly important to the portrayal of our financial position and results of operations. These critical accounting policies require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Inventory - Our inventory consists of EnerBurn.which we value at the lower of cost or market using the average cost method.

Property and Equipment - Our property and equipment are stated at cost. We compute provisions for depreciation on the straight-line methods, based upon the estimated useful lives of the various assets. Maintenance and repairs are charged to operations as incurred.

Revenue Recognition - We recognize revenue for products sold when the customer received the product.

Income taxes - We compute income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Stock Options and Warrants - We account for our stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Statement of Financial Accounting Standard (“FAS”) No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, issued in December 2002 requires pro forma net loss and pro forma net loss per share to be disclosed in interim financial statements.

Accounting Developments

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment” to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The impact of the adoption of this new accounting pronouncement would be similar to our calculation of the pro forma impact on net income of SFAS 123 included in the notes to the consolidated financial statements.

We do not expect the adoption of other recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

MANAGEMENT

Set forth below are our present directors and executive officers. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers serve at the discretion of the Board of Directors.

		Present Position	Has Served as
Name	Age	and Offices	Director Since

Dwaine Reese	63	Chairman of the	January 2003
		Board, Chief Executive
		Officer and Director

Gary B. Aman	58	Director	March 2005

Jack D. Cowles	45	Director	March 2005

Thomas F. Donino	44	Director	December 2005

Stan Crow	57	President	-

Richard B. Dicks	58	Chief Financial Officer	-

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company and each significant employee of the Company.

DWAINE REESE has been the Chairman of the Board and the Company’s Chief Executive Officer of EnerTeck Sub since 2000 and of EnerTeck Parent since 2003. From approximately 1975 to 2000, Mr. Reese held various executive, management, sales and marketing positions in the refining and specialty chemical business with Nalco Chemical Corporation and later Nalco/Exxon Energy Chemicals, LP. In 2000, he founded EnerTeck Chemical Corp., and has been its President and Chief Executive Officer since that time. Mr. Reese has been and will continue to devote his full-time to the Company’s business. Mr. Reese has B.S. degree in Biology and Chemistry from Lamar University and a M.S. degree in Chemistry from Highland New Mexico University.

GARY B. AMAN has been a director of the Company since March 2005. He has been employed with Nalco Company since 1994, most recently serving as General Manager of ADOMITE Subsurface Chemicals, a Nalco division, since 1999. ADOMITE is recognized as a technology leader in energy exploration additives including drilling fluids, cementing, fracturing and well stimulation additives. Mr. Aman received a Bachelor of Science degree in Mathematics from the University of South Dakota in 1970.

JACK D. COWLES has been a director of the Company since March 2005. He has been a Managing Director of JDC Consulting, a management consulting firm, since 1997. JDC, headquartered in New York City, provides a broad range of senior level management consulting services including strategy, business process improvement and implementation, change management, financial management, due diligence and merger integration. Mr. Cowles received a Bachelor of Arts, Economics degree; Phi Beta Kappa, from the University of Michigan in 1983 and a Masters of Business Administration degree for the University of Pennsylvania, Wharton School of Business in 1994.

THOMAS F. DONINO has been a director of the Company since December 2005. Since August 1997, he has been a partner at First New York Securities (FNY) in New York, New York. FNY is an investment management company with assets over $250 million dollars. Mr. Donino is also the General Partner of BATL Management LP, a family Limited Partnership, and President of BATL Bioenergy LLC.

STAN CROW has been President of the Company since September 2005. Since 1986, Mr. Crow has been President and Chief Executive Officer of Stanmar Manufacturing Inc. (“Stanmar”) located in Livingston, Texas, a company founded by Mr. Crow, which is engaged in the manufacturing and sales of chemical injection equipment for the refining industry as well as the transportation industry. Mr. Crow has also owned and operated several other companies in his career.

RICHARD B. DICKS has been Chief Financial Officer of the Company since December 2005. Mr. Dicks is a certified public accountant and since January 1985 has had his own accounting practice focusing on tax, financial, cash management and MAS services. In addition, from July 1993 to December 2001, Mr. Dicks was President and Chief Executive Officer of Combustion Process Manufacturing Corporation, located in Houston, Texas. Mr. Dicks received a Bachelor’s Degree from Oklahoma State University in 1969.

None of the directors and officers is related to any other director or officer of the Company.

To our knowledge, none of the officers or directors has been personally involved in any bankruptcy or insolvency proceedings. To our knowledge, none of the directors or officers have been convicted in any criminal proceedings (excluding traffic violations and other minor offenses) or are the subject of a criminal proceeding which is presently pending, nor have such persons been the subject of any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining them from acting as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or insurance company, or from engaging in or continuing in any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security, nor were any of such persons the subject of a federal or state authority barring or suspending, for more than 60 days, the right of such person to be engaged in any such activity, which order has not been reversed or suspended.

Audit Committee Financial Expert

We do not have an audit committee financial expert, as such term is defined in Item 401(e) of Regulation S-B, serving on our audit committee because we have no audit committee and are not required to have an audit committee because we are not a listed security.

EXECUTIVE COMPENSATION

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, of those persons who were, at December 31, 2005 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company, whose annual base salary and bonus compensation was in excess of $100,000 (the named executive officers):

Summary Compensation Table

			Annual	Long-Term
			Compensation	Compensation

				Restricted	Shares
Name and Principal	Fiscal			Stock	Underlying
Position	Year	Salary	Bonus	Awards	Options

Dwaine Reese(1)	2005	$170,000	$0	0(2)	0
Chairman of the	2004	$ 26,600	$0	0	0
Board and Chief	2003	$150,000	$0	0	1,000,000
Executive Officer
_______________________
(1)
Mr. Reese has served in these positions with both companies since shortly after EnerTeck Sub was acquired on January 9, 2003. Prior thereto, from EnerTeck Sub’s inception on November 29, 2000, Mr. Reese served as the President and Chief Executive Officer of EnerTeck Sub. The compensation that is indicated here is his compensation from EnerTeck Sub for the periods indicated as its officer and director.

(2)
Does not include 2,325,000 shares which the Board of Directors authorized be returned and reissued to Mr. Reese in December 2005. In March 2004, Mr. Reese had delivered 2,325,000 shares to the Company for cancellation as part of a corporate reorganization and restructuring.

2003 Stock Option Plan

In September 2003, our shareholders approved an employee stock option plan authorizing the issuance of options to purchase up to 1,000,000 shares of our common stock. This plan is intended to give us greater ability to attract, retain, and motivate officers, key employees, directors and consultants; and is intended to provide us with the ability to provide incentives more directly linked to the success of our business and increases in shareholder value. To date no options have been issued under the plan.

2005 Stock Compensation Plan

In June 2005, the Board of Directors adopted the 2005 Stock Compensation Plan (the “2005 Stock Plan”) authorizing the issuance of up to 2,500,000 shares of common stock. Pursuant to the 2005 Stock Plan, employees, directors, officers or individuals who are consultants or advisors of the Company or any subsidiary may be awarded shares under the 2005 Stock Plan. The 2005 Stock Plan is intended to offer those employees, directors, officers, or consultants or advisors of the Company or any subsidiary who assist in the development and success of the business of the Company or any subsidiary, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Company or any subsidiary. To date, 2,000,000 shares have been awarded under the 2005 Stock Plan, of which 1,000,000 were granted to Parrish B. Ketchmark. At the time of the grant, Mr. Ketchmark was an officer and director of the Company but has since resigned. In December 2005, Mr. Ketchmark agreed to return 500,000 shares granted to him under the 2005 Stock Plan. See “Certain Relationships and Related Transactions”. No other officers or directors of the Company have been granted shares under the 2005 Stock Plan.

Other Options, Warrants or Rights

We have no outstanding options or rights to purchase any of its securities. However, as of the date hereof, we do have outstanding warrants to purchase up to 4,426,650 shares of its common stock.

 Employment Agreements - Executive Officers and Certain Significant Employees

None of our officers and key employees are presently bound by employment agreements. However, in connection with the Securities Purchase Agreement entered into with BATL in December 2005 (see “Certain Relationships and Related Transactions”) and as a further inducement to BATL for making an investment in the Company, Dwaine Reese has agreed not to unilaterally resign as our Chief Executive Officer for a period of two years from December 7, 2005.

We do not have any termination or change in control arrangements with any of our named executive officers.

Compensation of Directors

At the present time, directors receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. In June 2005, we issued 200,000 shares of common stock to each of Gary B. Aman and Jack D. Cowles, each a director of the Company, for their services as Board members. See “Certain Relationships and Related Transactions”.

Indebtedness of Management

No member of management was indebted to the Company during its last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, we received loans for working capital of an aggregate of $40,000 from three individuals, one of whom was Jack D. Cowles, a director of the Company who loaned us $10,000. As an added inducement to the lenders and as additional consideration for making the loans, the Board of Directors granted an aggregate of 400,000 shares of common stock to such individuals of which Mr. Cowles received 100,000 shares.

In June 2005, the Board of Directors granted 200,000 shares of common stock to each of Gary B. Aman and Jack D. Cowles, each a director of the Company, for their services as Board members.

    In June 2005, the Board of Directors granted to Parrish B. Ketchmark, then an officer and director of the Company, 1,000,000 shares of common stock under the 2005 Stock Plan for services rendered and to be rendered to the Company. Mr. Ketchmark resigned as an officer and director of the Company in September 2005.

In November 2005, we granted Richard Dicks, who was appointed Chief Financial Officer of the Company in December 2005, warrants to acquire 100,000 shares of the Company’s common stock. Such warrants are exercisable at $2.00 per share, which was the market price of the Company’s common stock on the date of grant, and expire five years from the date of grant.

On December 6, 2005, we entered into a Redemption Agreement (the “Redemption Agreement”) with Parrish B. Ketchmark (“Ketchmark”), and Parrish Brian Partners, Inc., a company owned and/or controlled by Ketchmark (“Partners”), pursuant to which (i) Ketchmark agreed to and on that date returned to the Company 500,000 shares of common stock previously issued to him, and (ii) Partners agreed to and on that date returned to the Company 500,000 warrants to acquire 500,000 shares of common stock previously issued to it by the Company. Pursuant to the Redemption Agreement, we agreed that upon the raising of equity financing of at $1 million, we will cause certain loans made by certain third parties (which included Ketchmark and Partners) in the aggregate principal of approximately $71,000 to be repaid in full. Other than the agreement to repay the foregoing loans, no cash consideration was or will be paid by us to Ketchmark and Partners in connection with the redemption of the aforesaid shares and warrants.

On December 6, 2005, the Board of Directors of the Company authorized the return and immediate reissuance of an aggregate of 2,750,000 shares of common stock to the following founding shareholders of EnerTeck Chemical Corp., the Company’s wholly-owned subsidiary: Dwaine Reese - 2,325,000 shares; Tom Himsel - 100,000 shares; Gary Aman - 225,000 shares; and Ken Jackson - 100,000 shares. Mr. Reese is the Company’s Chief Executive Officer and a director of the Company and Mr. Aman is a director of the Company. In March 2004, such shareholders had delivered 3,000,000 shares to the Company for cancellation as part of a corporate reorganization and restructuring.

On December 8, 2005, we entered into a Securities Purchase Agreement (the “BATL Agreement”) with BATL Bioenergy LLC (“BATL”), then an unrelated third party, pursuant to which we agreed to issue and sell to BATL, for the aggregate purchase price of $3,000,000 (the “BATL Purchase Price”), (i) 2,450,000 shares (the “BATL Shares”) of the common stock of the Company, and (ii) a warrant (the “BATL Warrant”) expiring in five years to purchase an additional 1,000,000 shares of common stock at an exercise price of $2.00 per share. In accordance with the terms of the BATL Agreement, BATL shall be entitled to nominate one director to the Board of Directors of the Company. On December 9, 2005 (the “BATL Closing Date”), the transactions contemplated by the BATL Agreement were completed with the Purchase Price being paid and the BATL Shares and BATL Warrant being issued. In addition, on the BATL Closing Date, Thomas Donino, President of BATL, was appointed by the Board of Directors of the Company to serve on the Board. The BATL Agreement provides that for so long as BATL shall beneficially own in excess of 10% of the outstanding shares of the common stock of the Company, BATL shall be entitled to nominate one director to the Board of Directors of the Company.

In accordance with the terms on the BATL Agreement, we have agreed that the proceeds of the Purchase Price shall be used as follows: (i) $1,000,000 to complete the purchase of Ruby Cat Technology, LLC (the proposed acquisition of which was previously reported in the Company’s Form 8-K filed with the Commission on October 24, 2005) (the “Ruby Cat Transaction”); (ii) no more than $340,000 to repay certain outstanding debt of the Company and its subsidiary; and (iii) the balance for working capital purposes. We have granted BATL an irrevocable, unconditional right, exercisable on one occasion only for a period of 90 days following the earlier to occur of (i) the termination of any definitive agreement or letter of intent in respect of the Ruby Cat Transaction, and (ii) if the Ruby Cat Transaction shall not yet have been consummated, 90 days following the BATL Closing Date, to sell to the Company up to 816,667 shares of common stock at a per share purchase price of $1.2245 per share.

In connection with the BATL Agreement, the Company and BATL entered into a Registration Rights Agreement dated as of December 8, 2005, whereby we have agreed to prepare and file with the Commission not later than the 60th day (the “Filing Date”) after the BATL Closing Date a Registration Statement covering the resale of all of the BATL Shares and the shares of common stock underlying the BATL Warrant. We have agreed to use our best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event prior to the 240th day after the Filing Date (such day referred to as the “Effective Date”); provided that, if the Registration Statement is not filed by the Filing Date or declared effective by the Effective Date (each a “Penalty Event”) then we shall issue a five-year warrant (“Penalty Warrant”) to BATL to acquire another

49,000 shares of common stock, at an exercise price equal to the exercise price of the BATL Warrant, per each 30-day period following the Penalty Event that the Registration Statement has not been filed and/or that the Effective Date has not occurred. In April 2006, we entered into a letter agreement with BATL amending and clarifying certain provisions of the Registration Rights Agreement. Pursuant to the letter agreement, it was agreed (i) that the number of Penalty Warrants issuable for all periods prior to April 30, 2006 in respect of delays in filing the Registration Statement shall be 30,000, and (ii) 28,500 of such warrants shall be issued to Thomas F. Donino and 1,500 of such warrants shall be issued to Jay Goldstein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date hereof, certain information with regard to the record and beneficial ownership of the Company’s Common Stock by (i) each stockholder owning of record or beneficially 5% or more of the Company’s Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and other executive officers, if any, of the Company whose annual base salary and bonus compensation was in excess of $100,000 (the “named executive officers”), and (iv) all executive officers and directors of the Company as a group:

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership	of Class

Dwaine Reese	3,550,000(1)	21.5%
BATL Bioenergy LLC	3,450,000(2)	19.7%
Thomas F. Donino	3,741,350(3)	21.3%
Gary B. Aman	650,000(4)	3.9%
Jack D. Cowles	388,550(5)	2.4%
Stan Crow	700,500(6)	4.2%
Parrish B. Ketchmark	1,062,500	6.2%
Richard B. Dicks	100,000(8)	*

All Executive Officers and
Directors as a Group (6 persons)	9,130,400	51.4%

*	Less than 1%.

(1)	The address for Mr. Reese is 10701 Corporate Drive, Suite 150, Stafford, Texas.

(2)
Consists of 2,450,000 shares held by BATL Bioenergy LLC (“BATL”) and 1,000,000 shares underlying warrants held by BATL. This information is based solely upon information reported in filings made to the SEC on behalf of BATL. The address for BATL is 7 Lakeside Drive, Rye, New York.

(3)
Consists of 50,000 shares held by Mr. Donino, 2,450,000 shares held by BATL, 212,850 shares held by BATL Management LP (“BATL Management”), 1,000,000 shares underlying warrants held by BATL and 28,500 shares underlying warrants held by Mr. Donino. As the president and managing member of BATL and the sole officer, director and shareholder of BATL Management’s general partner, Mr. Donino may be deemed to be the beneficial owner of shares owned by BATL and BATL Management. BATL Management is a family limited partnership whose members are certain relatives and trusts for the benefit of certain relatives of Mr. Donino. This information is based solely upon information reported in filings made to the SEC on behalf of Thomas Donino, BATL and BATL Management. The address for Mr. Donino is 7 Lakeside Drive, Rye, New York.

(4)	The address for Mr. Aman is 6119 Apple Valley Lane, Houston, Texas.

(5)	The address for Mr. Cowles is 30 Lansdowne Drive, Larchmont, New York.

(6)	Consists of 565,500 shares held by Mr. Crow and 85,000 shares underlying warrants held by him. The address for Mr. Crow 1410 Andover Street, Livingston, Texas.

(7)
Consists of 367,500 shares held by Mr. Ketchmark and 695,000 shares underlying warrants held by Parrish Brian Partners, Inc., an entity owned and/or controlled by Mr. Ketchmark. Mr. Ketchmark is a former officer and director of the Company. The address for Mr. Ketchmark is P.O. Box 256, Norwood, New Jersey.

(8)	Consists of 100,000 shares underlying warrants held by Mr. Dicks. The address for Mr. Dicks is 10701 Corporate Drive, Suite 150, Stafford, Texas.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 16,511,359 are outstanding as of the date of this prospectus.

Holders of our common stock have equal rights to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefor. Holders of our common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of our common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, none of which are issued and outstanding. The preferred stock will be entitled to preference over the common stock with respect to the distribution of assets of the Company in the event of its liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the corporation among its stockholders for the purpose of winding-up its affairs. The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by our Board of Directors. The Board in its sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock. The issuance of preferred shares with such voting or conversion rights may have the effect of delaying, deferring or preventing a change in control of our Company.

There are no other provisions in our certificate of incorporation or our bylaws that may result in the delaying, deferring or preventing of a change in control of our Company.

Dividend Policy

We have paid cash dividends on our common stock. Our Board of Directors does not anticipate paying cash dividends in the foreseeable future as we intends to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044. Its telephone number is 973-239-2712.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware General

    Corporation Law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the over-the-counter market, or on any other exchange upon which our shares may trade in the future, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and
•	put or call option transactions relating to the shares.

If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our common stock or of securities convertible into or exchangeable for the shares of our common stock in the course of hedging positions they assume with the selling stockholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling stockholders may also loan or pledge shares to broker-dealers or other third parties. In connection with those transactions, the broker-dealers or other third parties may sell such loaned or pledged shares. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

    Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, our shares of common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

  We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

Selling Stockholder Table

This prospectus covers the offer and sale by the selling stockholders of up to 6,886,650 shares of common stock. We are registering for resale shares issued by us in a private placements and shares issued or issuable on exercise of warrants issued by us in private placements and other private transactions. All such shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.

All of the selling stockholders, except for BATL, Thomas F. Donino and Jay Goldstein, acquired the shares issued or to be issued and being offered hereby as a result of the issuance during 2003, 2004 and 2005 of warrants to officers, employees, consultants and our then investment banker/selling agent, in private transactions at varying exercise prices.

 BATL, Mr. Donino and Mr. Goldstein acquired their shares which are being offered hereby pursuant to a Securities Purchase Agreement entered into with us on December 8, 2005 and a letter agreement entered into between BATL and us in April 2006. See “Certain Relationships and Related Transactions”.
The following table sets forth, to our best knowledge and belief, with respect to the selling stockholders:

•	The number of shares of common stock beneficially owned as of the date hereof,

•	The number of shares of common stock eligible for resale and to be offered by each selling stockholder pursuant to this prospectus,

•	The number of shares owned by each selling stockholder after the offering contemplated hereby, assuming all the shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of shares of common stock beneficially owned by each selling stockholder after the offering contemplated hereby, and

•
In the notes to the table, additional information concerning the selling stockholders including the material terms of the warrants described in the notes. Except as indicated in the notes to the table, no selling stockholder which is not a natural person, is a broker-dealer or an affiliate of a broker-dealer. In addition, except as indicated in the notes to the table, no selling stockholder has had a material relationship during the past three years with the Company or any of its predecessors or affiliates.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the warrants, if exercised.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rule, beneficial ownership includes any shares as to which the selling stockholder has or within 60 days has the right to acquire sole or shared voting power or investment power, and each selling stockholder’s percentage ownership is computed without regard to the amounts of shares that other selling stockholders have the right to acquire.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold In the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
BATL Bioenergy LLC	3,450,000 (1)	19.8%	3,450,000	0%
Thomas F. Donino	3,741,350 (2)	21.3%	3,478,500	1.5%
Allan F. Dow & Associates, Inc.	498,150 (3)	2.9%	498,150	0%
Waxtech International, Inc.	175,000 (4)	1.0%	175,000	0%
J.D.McGraw	146,000 (5)	*	146,000	0%
James M. Mullen	100,000 (6)	*	100,000	0%
Roy Stern	100,000 (7)	*	100,000	0%
Deborah Tenney	150,000 (8)	*	150,000	0%
Leon van Kraayenberg	350,000 (9)	2.1%	350,000	0%
Maxim Partners LLC	252,500 (10)	1.5%	2,500	1.5%
Russell Family Investment LP	10,000 (11)	*	10,000	0%
Stan Crow	700,500 (12)	4.2%	135,000	3.4%
John Wrightson	28,000 (13)	*	20,000	*
Steven Cloyes	300,850 (14)	1.8%	170,000	*
Parrish Brian Partners Inc.	1,062,500 (15)	6.2%	695,000	2.1%
Mountain View Trust	130,000 (16)	*	130,000	0%
Richard B. Dicks	100,000 (17)	*	100,000	0%
Atheneum Capital LLC	500,000 (18)	2.9%	500,000	0%
Jay Goldstein	1,500 (19)	*	1,500	0%
Delray Trust	150,000 (20)	*	50,000	*
Genesis Financial, Inc.	75,000 (21)	*	75,000	*

			6,886,650

*	Less than 1%.

(1) Consists of 2,450,000 shares held by BATL Bioenergy LLC (“BATL”) and 1,000,000 shares underlying warrants held by BATL. The warrants are exercisable at $2.00 per share and expire on December 8, 2010. Thomas Donino, a director of the Company, is the President and managing member of BATL. Mr. Donino exercises dispositive voting or investment control over the shares listed on behalf of such entity. (2) Consists of 50,000 shares held by Mr. Donino, 2,450,000 shares held by BATL, 212,850 shares held by BATL Management LP (“BATL Management”), 1,000,000 shares underlying warrants held by BATL and 28,500 shares underlying warrants held by Mr. Donino. See footnote (1) for information on the warrants held by BATL. The warrants held by Mr. Donino are exercisable at $2.00 per share and expire on April 19, 2011. As the president and managing member of BATL and the sole officer, director and shareholder of BATL Management’s general partner, Mr. Donino may be deemed to be the beneficial owner of shares owned by BATL and BATL Management. Mr. Donino is a director of the Company.
(3)
Consists of 498,150 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. Allan F. Dow exercises dispositive voting or investment control over the shares listed on behalf of such entity. The entity provided consulting and marketing services to us during late 2002 through early 2003.

(4)
Consists of 175,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. V. Patrick Keating exercises dispositive voting or investment control over the shares listed on behalf of such entity. The entity provided consulting services to EnerTeck Sub prior to its acquisition by us. Mr. Keating was an officer of EnerTeck Sub in 2003 and 2004.

(5)
Consists of 146,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. Mr. McGraw rendered consulting and marketing services to us during 2002 and early 2003.

(6)
Consists of 100,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. Mr. Mullen was an officer of the Company in 2003 and 2004 and a director only in 2004.

(7)
Consists of 10,000 shares held by Mr. Stern and 90,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. Mr. Stern was an officer of EnerTeck in 2003 and 2004.

(8)
Consists of 150,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share and expire on July 31, 2008. Ms. Tenney was an employee of the Company in 2003.

(9)
Consists of 350,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share. 200,000 of the warrants expire on July 31, 2008 and 150,000 of the warrants expire on September 1, 2009. Mr. van Kraayenburg was an officer of the Company in 2003, 2004 and 2005 and a director in 2004 and 2005.

(10)
Consists of 250,000 shares held by Maxim Partners LLC and 2,500 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $3.40 per share and expire on April 29, 2008. Mike Rabinowitz exercises principal dispositive voting or investment control over the shares listed on behalf of such entity. The entity is an affiliate of Maxim Group LLC, a broker-dealer (“Maxim Group”). To the best of our knowledge, it purchased the registered shares in the ordinary course of business and at the time of purchase it had no agreements or understandings, directly or indirectly, with any person to distribute the registered shares. The warrants were issued to the entity as nominee of Maxim Group as partial consideration for Maxim Group’s participating in our May 2003 private placement and pursuant to its previous investment banking agreement with us.

(11)
Consists of 10,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.00 per share and expire on July 31, 2008. John Russell exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(12)
Consists of 565,500 shares held by Mr. Crow and 135,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share. 50,000 of the warrants expire on July 31, 2008 and 85,000 of the warrants expire on October 1, 2008. Stan Crow is President of the Company.

(13)	Consists of 8,000 shares held by Mr. Wrightson and 20,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.00 per share and expire on July 31, 2008.
(14)
Consists of 170,000 shares issuable upon exercise of outstanding warrants held by Mr. Cloyes and 130,000 shares issuable upon exercise of outstanding warrants held by Mountain View Trust, an entity controlled by Mr. Cloyes. Also, includes 850 shares owned by Mr. Cloyes. The warrants held by Mr. Cloyes are exercisable at $1.20 per share and expire September 1, 2009. The warrants held by Mountain View Trust are exercisable at $1.00 per share and expire on July 31, 2008.

(15)
Consists of 695,000 shares issuable upon exercise of outstanding warrants. Parrish B. Ketchmark is the control person of Parrish Brian Partners Inc. The warrants are exercisable at $1.00 per share. 620,000 of the warrants expire on July 31, 2008 and 75,000 of the warrants expire on October 1, 2008. Mr. Ketchmark exercises dispositive voting or investment control over the shares listed on behalf of such entity. Mr. Ketchmark was an officer and director of the Company in 2003, 2004 and 2005 and Parrish Brian Partners Inc. provided consulting services to the Company from 2003 to 2005.

(16)
Consists of 130,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.00 per share and expire on July 31, 2008. Steven Cloyes exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(17)
Consists of 100,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $2.00 per share and expire on November 1, 2010. Richard B. Dicks is Chief Financial Officer of the Company.

(18)
Consists of 500,000 shares issuable upon exercise of outstanding warrants. The entity provided consulting services to us in 2005. The warrants are exercisable at $1.00 per share and expire on December 8, 2010. Richard Ranken exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(19)	Consists of 1,500 shares issuable upon exercise of outstanding warrants. Mr. Goldstein is a minority member of BATL. The warrants are exercisable at $2.00 per share and expire on April 19, 2011.
(20)
Consists of 100,000 shares held by Delray Trust and 50,000 shares issuable upon exercise of outstanding warrants. The warrants are exercisable at $1.20 per share andexpire on September 1, 2009. Raymond L. Bradley exercises dispositive voting or investment control over the shares listed on behalf of such entity.

(21)
Consist of 75,000 shares issuable upon exercise of outstanding warrants. John Coghlan and Michael A Kirk exercise dispositive voting or investment control over the shares listed on behalf of such entity.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Danzig Kaye Cooper Fiore & Kay, LLP, 30A Vreeland Road, Florham Park, New Jersey 07932.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 appearing in this prospectus and registration statement have been audited by Malone & Bailey, P.C., independent accountants as set forth in its report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of EnerTeck Corporation and its consolidated subsidiary filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

    We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
EnerTeck Corporation
Houston, Texas

We have audited the accompanying consolidated balance sheet of EnerTeck Corporation as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of EnerTeck's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnerTeck Corporation as of December 31, 2005, and the results of its operations and cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 8, 2006

ENERTECK CORPORATION
CONSOLIDATED BALANCE SHEET
December 31, 2005

ASSETS
Current assets:
Cash	$ 2,522,269
Inventory	17,190
Accounts receivable	24,993
Other current assets	19,900
-----------
Total current assets	$2,584,352
-----------

Property and equipment, net of accumulated
depreciation of $79,408	105,231
-----------
Total asset	$ 2,689,583
===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 52,287
Accrued liabilities	199,115
-----------
Total current liabilities	251,402
-----------

STOCKHOLDERS' EQUITY:

Preferred stock, $.001 par value, 100,000,000 shares
authorized, none issued	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 16,451,359 shares issued and outstanding	16,451
Additional paid-in capital	20,366,944
Accumulated deficit	(17,945,214)
-----------
Total stockholders' equity	2,438,181
-----------

Total liabilities and stockholders' equity	$ 2,689,583
===========

 See accompanying summary of accounting policies and notes to financial statements.

ENERTECK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2005 and 2004

	2005	2004
	-----------	-----------

Revenues	$ 48,093	$ 179,393
Cost of goods sold	29,198	126,489
	-----------	-----------
Gross profit	18,895	52,904
	-----------	-----------

Costs and expenses:
Salaries	337,490	380,464
Non-cash compensation	11,649,700	968,002
Depreciation	40,669	36,507
Other selling, general and administrative	216,350	528,477
	-----------	-----------
Total expenses	12,244,209	1,913,450
	-----------	-----------

Loss from operations	(12,225,314)	(1,860,546)
	-----------	-----------

Other income (expense)
Other income	30,115	343
Interest expense	(46,850)	(2,684)
Loss on settlement of debt	(718,313)	-
	-----------	-----------
Total other income (expense)	(735,048)	(2,341)
	-----------	-----------

Net loss	$(12,960,362)	$(1,862,887)
	===========	===========

Net loss per share:
Basic and diluted	$ (1.14)	$ (0.21)
	===========	===========

Weighted average shares outstanding:
Basic and diluted	11,393,897	8,668,750
	===========	===========

See accompanying summary of accounting policies and notes to financial statements.

ENERTECK CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2005 and 2004

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
	--------	-----------	-----------	-----------	-----------
Balances, December 31, 2003	10,792,025	$10,792	$ 3,406,101	$(3,121,965)	$ 294,928

				--
Exercise of warrants	224,000	224	224,576	--	224,800
					--

Exercise of cashless warrant	135,484	135	(135)	--

Common stock for services	400,000	400	639,600	--	640,000

Warrants issued for services	--	--	328,002		328,002

Common stock cancelled	(3,000,000)	(3,000)	3,000	--	--
Net loss	--	--	--	(1,862,887)	(1,862,887)
	-----------	-----------	----------	-----------	-----------

Balances, December 31, 2004	8,551,509	8,551	4,601,144	(4,984,852)	(375,157)
	-----------	-----------	-----------	-----------	-----------

Common stock for services	5,310,000	5,310	8,148,590	--	8,153,900
Sale of common stock	2,700,000	2,700	3,247,300	--	3,250,000
Settlement of debt	650,000	650	873,350	--	874,000
Redemptions of common stock	(760,150)	(760)	760	--	--
Warrant expense	--	--	3,495,800	--	3,495,800
Net loss	--	--	--	(12,960,362)	(12,960,362
	-----------	-----------	-----------	-----------	-----------

Balances, December 31, 2005	16,451,359	16,451	$20,366,944	$(17,945,214)	$ 2,438,181
	===========	===========	===========	===========	===========

 See accompanying summary of accounting policies and notes to financial statements.

ENERTECK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
	-----------	-----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,960,362)	$(1,862,887)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	40,389	36,507
Common stock and warrants issued for services	11,649,700	968,002
Loss on settlement of debt	718,313	--
Changes in operating assets and liabilities:
Accounts receivable	(24,993)	347,686
Inventory	1,052	(4,856)
Prepaid expenses	--	7,655
Other current assets	(19,900)	--
Accounts payable	(221,406)	225,643
Accrued expenses and deferred revenue	168,752	(276,436)
	-----------	-----------

NET CASH USED IN OPERATING ACTIVITIES	(648,455)	(558,686)
	-----------	-----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,074)	(1,166)
	-----------	-----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	3,250,000	--
Proceeds from exercise of options and warrants	--	224,800
Proceeds from issuance of notes payable	115,057	60,000
Repayments of notes payable	(175,057)	--
	-----------	-----------

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,190,000	284,800
	----------	-----------

NET INCREASE (DECREASE) IN CASH	2,521,471	(275,052)
Cash, beginning of period	798	275,850
	-----------	-----------
Cash, end of period	$2,522,269	$798
	===========	===========

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$49,335	$--
Cash paid for income taxes	--

NON-CASH TRANSACTIONS:
Stock issued for debt	$874,000	$--

 See accompanying summary of accounting policies and notes to financial statements.

ENERTECK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation

EnerTeck Corporation, formerly Gold Bond Resources, Inc. was incorporated under the laws of the State of Washington on July 30, 1935. On January 9, 2003, the Company acquired EnerTeck Chemical Corp. ("EnerTeck Sub") as its wholly owned operating subsidiary. As a result of the acquisition, the Company is now acting as a holding company, with EnerTeck Sub as its only operating business. Subsequent to this transaction, on November 24, 2003, the Company changed its domicile from the State of Washington to the State of Delaware, changed its name from Gold Bond Resources, Inc. to EnerTeck Corporation.

EnerTeck Sub, the Company's wholly owned operating subsidiary is a Houston-based corporation. It was incorporated in the State of Texas on November 29, 2000 and was formed for the purpose of commercializing a diesel fuel specific combustion catalyst known as EnerBurn (TM), as well as other combustion enhancement and emission reduction technologies for diesel fuel. EnerTeck's primary product is EnerBurn, and is registered for highway use in all USA diesel applications. The products are used primarily in on-road vehicles, locomotives and diesel marine engines throughout the United States and select foreign markets.

Principles of Consolidation

The consolidated financial statements include the accounts of EnerTeck Corporation and its wholly-owned subsidiary, EnerTeck Chemcial Corp. All significant inter-company accounts and transactions are eliminated in consolidation.

Inventory

Inventory consists of market ready EnerBurn. Inventory is valued at the lower of cost or market using the average cost method.

Accounts Receivable

EnerTeck provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. As of December 31, 2005, there were no uncollectible accounts.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. Maintenance and repairs are charged to operations as incurred.

Revenue Recognition

EnerTeck recognizes revenue for products sold when the customer receives the product.

Income Taxes

EnerTeck will compute income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on evidence from prior years, may not be realized over the next calendar year or for some years thereafter.

Income (Loss) Per Common Share

The basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income (loss) per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share

Management Estimates and Assumptions

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Stock Options and Warrants

EnerTeck accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Statement of Financial Accounting Standard ("FAS") No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, issued in December 2002 requires pro forma net loss and pro forma net loss per share to be disclosed in interim financial statements (See note 7 for additional information on warrants).

During the year ended December 31, 2005, EnerTeck's board of directors approved the issuance of warrants to acquire 100,000 shares of common stock to one newly hired employee. The warrants vested immediately and have a five-year life. These warrants had an exercise price of $2.00 per share resulting in $24,000 of compensation expense during 2005. Compensation expense was calculated under the intrinsic value method.

Also, in December 2005, Antheneum Capital LLC for past and future consulting services, were issued warrants to acquire 500,000 shares of common stock at $1.00 per share.

The following table illustrates the effect on net income and earnings per share if EnerTeck had applied the fair value recognition provisions of FASB

Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                              Year Ended
                                                                       December 31,
                                                                         -----------
                                                                         2005                     2004
                                                                        -----------     -----------
Net loss, as reported                                                           $(12,960,362)   $(1,862,887)
Add: Expense recorded                                                             24,000     328,002

Deduct: expense determined under the fair value based
method for all awards                                                             (223,723)     (510,797)
                                                                         -----------       -----------
Pro forma net loss                                                             $(13,160,085)     $(2,045,682)
                                                                        -----------        -----------

Loss per share:
Basic and diluted - as reported                                                         $ (1.14)       $ (0.21)
                                                                          -----------                -----------
Basic and diluted - pro forma                                                         $ (1.16)       $ (0.24)
                                                                        -----------             -----------

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 86% to 100%, risk-free interest rate of 3.5%, and expected life of 5 years.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, "Share-Based Payment" to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The impact of the adoption of this new accounting pronouncement would be similar to the Company's calculation of the pro forma impact on net income of SFAS 123 included above.

EnerTeck does not expect the adoption of other recently issued accounting pronouncements to have a significant impact on EnerTeck's results of operations, financial position or cash flow.

NOTE 2 - PROPERTY AND EQUIPMENT

At December 31, 2005, property and equipment consisted of the following:

Useful Lives Amount -------------- Furniture and fixtures 5-7 $ 60,575 Equipment 5-7 164,453 ----------- 225,028 Less: accumulated depreciation 119,797 ---------- $ 105,231 ===========

NOTE 3 - INCOME TAXES

EnerTeck has incurred net losses since the merger with Gold Bond and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative operating loss carry-forward is approximately $4,300,000 at December 31, 2005, and will expire beginning in 2023.

Deferred income taxes consist of the following at December 31, 2005:

Deferred tax assets $ 1,466,000 Valuation allowance (1,466,000) -------------- $ - ===============

NOTE 4 - STOCKHOLDERS' EQUITY

On March 20, 2004 four of the founders of EnerTeck's wholly owned operating subsidiary, EnerTeck Chemical Corp., returned for cancellation 3,000,000 of the 5,000,000 shares of their common stock that they were issued in connection with the acquisition of EnerTeck Chemical Corp. (See Note 3).

Also during 2004, two consultants were issued a total of 400,000 shares of common stock for services to be rendered to EnerTeck Corporation valued at $640,000.

During 2004, EnerTeck received $224,800 from the exercise of 220,000 warrants at an exercise price of $1.00 per share and 4,000 warrants at an exercise price of $1.20 per share, resulting in the issuance of 224,000 common shares. Additionally, 135,484 common shares were issued to our investment banker, Maxim Partners, LLC. under a cashless exercise provision to a warrant agreement. We received no proceeds from this exercise (See Note 7).

During August 2004, EnerTeck authorized ten million shares of preferred stock with $0.001 par value. None of the preferred stock is issued and outstanding.

During 2005, EnerTeck issued 250,000 shares of its common stock for aggregate proceeds of $250,000.

In July 2005, EnerTeck issued 1,000,000 shares of common stock to its President and acting Chief Financial Officer, Mr. Parrish B. Ketchmark , as compensation for his continued services. These shares were recorded at their fair value of $985,000.

On September 6, 2005, Mr. Ketchmark submitted his resignation as both an officer and director of EnerTeck to pursue other outside interests. In December 2005, he agreed to allow the company to redeem 500,000 shares of previously issued common stock, along with 500,000 warrants held by him.

On December 9, 2005, EnerTeck sold 2,450,000 shares of common stock and 1,000,000 warrants to BATL Bioenergy LLC for $3,000,000. The warrants have an exercise price of $2.00 per share.

NOTE 5 - STOCK WARRANTS

During 2004 and 2005, EnerTeck issued warrants to consultants and employees as follows:

During 2004, Maxim Partners, LLC. Exercised its rights under a cashless exercise provision to the warrant agreement whereby it exercised 200,000 warrants and received 135,484 common shares by forfeiting 64,516 warrants. EnerTeck received no cash proceeds from this exercise.

During 2005, EnerTeck's board of directors approved the issuance of warrants to acquire 1,000,000 shares of common stock at $2.00 per share to BATL Bioenergy LLC as part of BATL’s equity investment transaction. These stock warrants were valued using Black-Scholes with the resulting fair value of $2,299,420 charged to compensation expense.

In December 2005, warrants to acquire 100,000 shares of common stock at a price of $2.00 per share were issued to an employee as an incentive to join to company. These warrants were valued using Black-Scholes with the resulting fair value of $24,000 charged to compensation expense.

Also, in December 2005, Atheneum Capital LLC was issued warrants to acquire 500,000 shares of common stock at $1.00 per share for consulting services. These warrants were valued using Black-Scholes with the resulting fair value of $1,172,380 charged to compensation expense.

Variables used in the Black-Scholes model for the warrants issued in 2005 include (1) life of the warrants of five years, (2) 5.0% risk free rate, (3) expected volatility of 198%, and (4) zero expected dividends.

Summary information regarding warrants is as follows:

                                        Weighted
                                                                  average
                                                        Warrants           Share Price
                                                        ------------     ------------
Outstanding at December 31, 2003                                     3,025,650     $ 1.06

Year ended December 31, 2004:
-----------------------------
Granted                                                     705,000                 1.16
Exercised                                                                       (424,000)                  0.77
Expired                                                       -                           -
                                                         -----------               ------------
Outstanding at December 31, 2004                                      3,306,650              1.12

Year ended December 31, 2005:
-----------------------------
Granted                                                     1,100,000             2.00
Exercised                                                      -                           -
Expired                                                       -                         -
                                                          -----------       ------------
Outstanding at December 31, 2005                                      4,406,650          $ 1.34
                                                        ========= ============

Warrants outstanding and exercisable as of December 31, 2005:

                                                                                              Weighted                                                                                            Exercisable
                                                Number of                            Average                                                                                             Number of
Exercise Price                        Warrants                               Remaining Life                                                                                  Warrants

$1.00             1,430,000                                   2.6                                                                                                       1,430,000
$1.20             1,874,150                   2.8                                   1,874,150
$2.00             1,100,000            4.9                                   1,100,000
$3.40             2,500                  2.5                                     2,500
               ------------                                                 ------------
            4,406,650                                                     4,406,650
               ------------                                                                                         ------------

NOTE 6 - COMMITMENTS AND CONTINGENCIES

RubyCat Technology Agreement-

Effective September 7, 2001, EnerTeck entered into an Exclusive Market Segment Development Agreement with RubyCat Technology, Inc. (“RubyCat”). The agreement provided EnerTeck exclusive rights to market RubyCat products, which includes EnerBurn, to on-highway diesel large fleet truck market, small engine marine (<7,000 horsepower) market, railroad diesel and the international diesel fuel market. In addition, EnerTeck was able to obtain approval from the Environmental Protection Agency to sell the product through its agreement with RubyCat.

The Company is presently in negotiations with the owners of RubyCat to to acquire the EnerBurn technology and associated assets.

Office Lease -

EnerTeck leases office space under a non-cancelable operating lease. Future minimum rentals due under non-cancelable operating leases with an original maturity of at least one-year are approximately as follow:

December 31, Amount -------- 2006 ` $48,060 2007 12,012

Rent expense for the years ended December 31, 2005 and December 31, 2004 totaled approximately $52,327 and $45,258, respectively. The current lease expires March 31, 2006. A one year lease is currently being negotiated and will be signed at terms similar to those of past years.

NOTE 7 - CONCENTRATION OF CREDIT RISK

For the years ended December 31, 2005 and 2004, EnerTeck purchased 100% of its products from RubyCat (see note 8). It is expected that EnerTeck will complete the purchase of RubyCat in the near future, which will with potentially larger volume sales should greatly lower its short and long-term cost of product and enhance its profit potential.

Financial instruments that potentially subject EnerTeck to concentration of credit risk are accounts receivable. Currently all Accounts Receivable are collected. EnerTeck performs ongoing credit evaluations as to the financial condition of its customers. Generally, no collateral is required.

EnerTeck at times has cash in bank in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At December 31, 2005, EnerTeck had $2,420,849 in cash in excess of FDIC insurance limits.

NOTE 8 - REVENUE FROM MAJOR CUSTOMERS

During 2005, one customer represented a majority of the company’s sale revenues.

ENERTECK CORPORATION
CONSOLIDATED BALANCE SHEETS

March 31, 2006
(unaudited)
ASSETS
Current assets:
Cash	$ 2,390,715
Accounts receivable	2,333
Inventory	17,190
Other current assets	-

Total current assets	2,410,238

Property and equipment, net of accumulated depreciation
of $127,850 and $79,408	97,178

Total assets	$ 2,507,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 10,323
Accrued liabilities	100,697

Total current liabilities	111,020

Stockholders’ Equity:
Preferred stock, $.001 par value, 100,000,000 shares
authorized, none issued and outstanding	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 16,511,359 and 16,421,359 shares issued
and outstanding	16,511
Additional paid-in capital	20,471,385
Accumulated deficit	(18,091,500)

Total stockholders’ equity	2,396,396

Total liabilities and stockholders’ equity	$ 2,507,416

ENERTECK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months ended March 31, 2006 and 2005
(unaudited)

	2006	2005

Revenues	$271,700	$2,111
Cost of goods sold	136,367	822

Gross profit	135,333	1,289

Selling, general and administrative expenses	338,072	84,843

Loss from operations	(202,739)	(83,554)

Other Income	56,453	-

Net Loss	$(146,286)	$(83,554)

Net loss per share
Basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	16,455,359	8,551,509

ENERTECK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months ended March 31, 2006 and 2005
(unaudited)

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(146,286)	$(83,554)
Adjustments to reconcile net loss to cash used in
operating activities:
Depreciation	8,053	9,476
Common stock issue for services	92,500	62,400
Changes in operating assets and liabilities:
Accounts receivable	22,660	(2,105)
Inventory	-	(1,389)
Prepaid expenses and other assets	19,900	(6,500)
Bank overdraft	-	104
Accounts payable	(41,963)	(31,746)
Interest payable	-	2,124
Accrued expenses	(98,418)	7,901

NET CASH USED IN OPERATING ACTIVITIES	(143,554)	(43,289)

CASH FLOWS FROM FINANCING ACTIVITIES
Exercise of warrants	12,000	-
Issuance of note payable	-	33,401
Issuance of note payable - related party	-	9,090

CASH PROVIDED BY FINANCING ACTIVITIES	12,000	42,491

NET DECREASE IN CASH	(131,554)	(798)
Cash, beginning of period	2,522,269	798

Cash, end of period	$2,390,715	$-

Cash paid for:
Income tax	$-	$-
Interest	-	-

ENERTECK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of EnerTeck Corporation (“EnerTeck”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in this Registration Statement. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2005 as reported in this Registration Statement have been omitted.

NOTE 2 - SHARE-BASED COMPENSATION

On January 1, 2006, EnerTeck adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25.  SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.  EnerTeck adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006.  The consolidated financial statements as of and for the quarter ended March 31, 2006 reflect the impact of adopting SFAS 123(R).  In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Prior to 2006, EnerTeck accounted for stock-based compensation to employees and directors under the intrinsic value method under APB Opinion No. 25.  Under this method, EnerTeck recognized no compensation expense for stock granted when the underlying number of shares is known and the exercise price of the option is greater than or equal to the fair market value of the stock on the grant date.  There were no unvested stock options during the three months ended March 31, 2005.  Therefore, a reconciliation to the pro forma net loss and net loss per share is not necessary.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF ENERTECK CORPORATION SINCE THE DATE OF THIS PROSPECTUS.

ENERTECK CORPORATION

6,886,650 SHARES OF COMMON STOCK

____________________________________

PROSPECTUS

_______________________________________

JULY __, 2006

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporation Law and the Registrant’s Bylaws provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant’s directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in the Registrant’s best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Registrant’s directors is limited as provided in the Registrant’s Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee…………………………………………………………………...	$ 1,500
Printing and Engraving Expenses……	$10,000
Legal Fees and Expenses	$30,000
Accountants’ Fees and Expenses	$10,000
Miscellaneous Costs	$ 3,500

Total	$55,000

All of these expenses, except for the SEC registration and filing fees, represent estimates only. The Registrant will pay all of the expenses of this offering.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On January 9, 2003, the Registrant, then an inactive public corporation, issued 5,000,000 shares of common stock in exchange for 100% of the outstanding common stock of EnerTeck Chemical Corp., whereby it became a wholly-owned subsidiary of the Registrant.

On January 9, 2003, the Registrant issued 500,000 shares of its common stock to Parrish Brian & Co., Inc. for business, financial and marketing consulting services previously rendered to the Registrant’s subsidiary before its acquisition.

On April 30, 2003 and May 28, 2003, the Registrant sold a total of 3,150,000 shares of its common stock at $.50 per share (1,000,000 shares to 22 investors and 2,150,000 shares to eight investors, respectively) for total gross proceeds of $1,575,000 in two separate private placement offerings to accredited investors only. These securities were sold both directly by the Registrant with regard to some sales and through a NASD registered broker-dealer (“Selling Agent”) with regard to others. The offerings were conducted without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person except commissions to the Selling Agent on sales effected by it.

In addition, in 2003, the Registrant granted warrants to purchase up to 4,025,650 shares of common stock at varying exercise prices ranging from $.01 to $1.20 per share. During 2003, the Registrant issued 1,000,000 shares of common stock upon the exercise of warrants granted in 2003 at an aggregate exercise price of $10,000.

In 2004, the Registrant granted warrants to purchase up to 705,000 shares of common stock at varying exercise prices ranging from $.01 to $1.20 per share. During 2004, the Registrant issued 224,000 shares of common stock upon the exercise of warrants at an aggregate exercise price of $224,800. Also, during 2004, the Registrant issued an additional 135,484 shares of common stock to Maxim Partners, LLC which exercised its rights under a cashless exercise provision to the warrant agreement whereby it exercised 200,000 warrants and received 135,484 common shares by forfeiting 64,516 warrants. The Registrant received no cash proceeds from this exercise.

In 2005, the Registrant received loans for working capital of an aggregate of $40,000 from three individuals. As an added inducement to the lenders and as additional consideration for making the loans, the Registrant issued an aggregate of 400,000 shares of common stock to such individuals.

In June 2005, the Registrant granted 200,000 shares of common stock to each of Gary B. Aman and Jack D. Cowles, each a director of the Registrant, for their services as Board members.

During the quarter ended September 30, 2005, the Registrant issued 250,000 shares of its common stock to certain accredited investors for aggregate proceeds of $250,000.

In November 2005, the Registrant issued 250,000 shares of common stock to Maxim Partners LLC in full settlement of $130,000 of fees owed to Maxim Group LLC for investment banking services previously rendered.

In December 2005, the Board of Directors of the Registrant authorized the return and immediate reissuance of an aggregate of 2,750,000 shares of common stock to the four founding shareholders. In March 2004, such shareholders had delivered 3,000,000 shares to the Registrant for cancellation as part of a corporate reorganization and restructuring.

In December 2005, the Registrant sold to BATL Bioenergy LLC (“BATL”) 2,450,000 shares of the common stock and a warrant to purchase an additional 1,000,000 shares of common stock at an exercise price of $2.00 per share.for the aggregate purchase price of $3,000,000.

In addition to the warrants granted to BATL, the Registrant also granted warrants to purchase up to an aggregate of 600,000 shares of common stock at exercise prices ranging from $1.00 to $2.00 per share. During 2005, the Registrant issued 25,000 shares of common stock upon with the exercise of warrants at an aggregate exercise price of $25,000.

During the first quarter of 2006, the Registrant issued 10,000 shares of common stock upon the exercise of warrants previously granted at an aggregate exercise price of $12,000.  During the second quarter of 2006, the Registrant granted warrants to purchase up to an aggregate of 30,000 shares of common stock at an exercise price of $2.00 per share.

All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 thereunder.

ITEM 27.  EXHIBITS.
Incorporated by
Exhibit Number	Name of Exhibit	Reference to

2.1	Share Exchange Agreement	Exhibit 2.1 (1)

2.2	Plan of Merger	Exhibit 2.2 (2)

2.3	Article of Merger (Delaware)	Exhibit 2.3 (2)

2.4	Articles of Merger (Washington)	Exhibit 2.4 (2)

3.1	Articles of Incorporation (July 8, 2003 filing date)	Exhibit 3.1 (2)

4.1	Specimen of Common Stock Certificate	Exhibit 4.1 (2)

4.2	Registrant’s 2003 Stock Option Plan	Exhibit 4.1 (3)

4.3	Registrant’s 2005 Stock Compensation Plan	Exhibit 99.1(4)

4.4	Form of Common Stock Purchase Warrant granted to
	various persons at various times from August 2003 to date	Exhibit 4.4 (5)

4.5	Registration Rights Agreement dated December 8, 2005
	between the Company and BATL Bioenergy LLC	Exhibit 4.1 (6)

4.6	Warrant to purchase 1,000,000 shares issued to
	BATL Bioenergy LLC	Exhibit 4.2 (6)

5.1	Opinion of Danzig Kaye Cooper Fiore & Kay, LLP	*

10.1	Memorandum of Understanding by and between
the Registrant’s Subsidiary and RubyCat Technology
	dated February 1, 2003	Exhibit 10.22 (2)

10.2	Office Lease dated February 1, 2001	Exhibit 10.23 (2)

10.3	Office Lease Amendment dated March 31, 2003	Exhibit 10.24 (2)

10.4	Redemption Agreement dated December 6, 2005 between
the Company and Parrish B. Ketchmark
	and Parrish Brian Partners, Inc.	Exhibit 10.1 (6)

10.5	Securities Purchase Agreement dated December 8, 2005
	between the Company and BATL Bioenergy LLC	Exhibit 10.2 (6)

21.1	Subsidiaries of the Registrant	Exhibit 21.1 (7)

23.1	Consent of Danzig Kaye Cooper Fiore & Kay, LLP
	(included in Exhibit 5.1)	*

23.2	Consent of Malone & Bailey, P.C.	*

24	Power of Attorney (included in the signature page of
	this Registration Statement)	*

*	Filed herewith.

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 23, 2003, and incorporated by reference herein.

(2)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2, File No. 333-108872, and incorporated by reference herein.

(3)	Filed as an exhibit to the Company’s Schedule 14A filed on August 12, 2003, and incorporated by reference herein.

(4)	Filed as an exhibit to the Company’s Registration Statement on Form S-8, File No. 333-1258814, and incorporated by reference herein.

(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 12, 2005, and incorporated by reference herein.

(6)	Filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated by reference herein.

(7)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on April 28, 2006, File No. 333-133651, and incorporated by reference herein.

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

3. Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Stafford, Texas, on this 26th day of June, 2006.
ENERTECK CORPORATION

By:	/s/ Dwaine Reese
Dwaine Reese,
Chief Executive Officer

POWER OR ATTORNEY

We, the undersigned officers and directors of EnerTeck Corporation, hereby severally constitute and appoint Dwaine Reese and Richard B. Dicks, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dwaine Reese	Chief Executive Officer,	06/26/2006
Dwaine Reese	Chairman of the Board
and Director
(Principal Executive Officer)

/s/ Richard B. Dicks	Chief Financial Officer	06/26/2006
Richard B. Dicks	(Principal Financial Officer and
Principal Accounting Officer)

Director
Gary B. Aman

/s/ Jack D. Cowles	Director	06/26/2006
Jack D. Cowles

/s/ Thomas F. Donino	Director	06/26/2006
Thomas F. Donino

EXHIBIT INDEX
Incorporated by
Exhibit Number	Name of Exhibit	Reference to

2.1	Share Exchange Agreement	Exhibit 2.1 (1)

2.2	Plan of Merger	Exhibit 2.2 (2)

2.3	Article of Merger (Delaware)	Exhibit 2.3 (2)

2.4	Articles of Merger (Washington)	Exhibit 2.4 (2)

3.1	Articles of Incorporation (July 8, 2003 filing date)	Exhibit 3.1 (2)

4.1	Specimen of Common Stock Certificate	Exhibit 4.1 (2)

4.2	Registrant’s 2003 Stock Option Plan	Exhibit 4.1 (3)

4.3	Registrant’s 2005 Stock Compensation Plan	Exhibit 99.1(4)

4.4	Form of Common Stock Purchase Warrant granted to
	various persons at various times from August 2003 to date	Exhibit 4.4 (5)

4.5	Registration Rights Agreement dated December 8, 2005
	between the Company and BATL Bioenergy LLC	Exhibit 4.1 (6)

4.6	Warrant to purchase 1,000,000 shares issued to
	BATL Bioenergy LLC	Exhibit 4.2 (6)

5.1	Opinion of Danzig Kaye Cooper Fiore & Kay, LLP	*

10.1	Memorandum of Understanding by and between
the Registrant’s Subsidiary and RubyCat Technology
	dated February 1, 2003	Exhibit 10.22 (2)

10.2	Office Lease dated February 1, 2001	Exhibit 10.23 (2)

10.3	Office Lease Amendment dated March 31, 2003	Exhibit 10.24 (2)

10.4	Redemption Agreement dated December 6, 2005 between
the Company and Parrish B. Ketchmark
	and Parrish Brian Partners, Inc.	Exhibit 10.1 (6)

10.5	Securities Purchase Agreement dated December 8, 2005
	between the Company and BATL Bioenergy LLC	Exhibit 10.2 (6)

21.1	Subsidiaries of the Registrant	Exhibit 21.1 (7)

23.1	Consent of Danzig Kaye Cooper Fiore & Kay, LLP
	(included in Exhibit 5.1)	*

23.2	Consent of Malone & Bailey, P.C.	*

24	Power of Attorney (included in the signature page of
	this Registration Statement)	*

*	Filed herewith.

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 23, 2003, and incorporated by reference herein.

(2)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2, File No. 333-108872, and incorporated by reference herein.

(3)	Filed as an exhibit to the Company’s Schedule 14A filed on August 12, 2003, and incorporated by reference herein.

(4)	Filed as an exhibit to the Company’s Registration Statement on Form S-8, File No. 333-1258814, and incorporated by reference herein.

(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 12, 2005, and incorporated by reference herein.

(6)	Filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated by reference herein.

(7)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on April 28, 2006, File No. 333-133651, and incorporated by reference herein.